AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED JULY 31, 2018

Legion M Entertainment, Inc.

1801 Century Park East, 24th Floor

Los Angeles, CA 90067

www.legionm.com

Up to 300,480 shares of Class A Common Stock

SEE “SECURITIES BEING OFFERED” AT PAGE 37

	Price to Public	Underwriting discount and commissions (2)	Proceeds to issuer before expenses, discounts and commissions (3)
Per Share (1)	$8.88	N/A	$8.88
Total Minimum	$250,000	N/A	$250,000
Total Maximum	$2,500,000	N/A	$2,500,000

(1)	Certain investors will have the opportunity to purchase shares at a discounted price. Please see the “Plan of Distribution and Selling Shareholders” for details.
(2)	The company does not currently intend to use commissioned sales agents or underwriters.
(3)	See “Plan of Distribution and Selling Shareholders” for details.

We expect that, not including state filing fees, the amount of expenses of the offering that we will pay will be approximately $25,000, regardless of whether the minimum or the maximum number of shares are sold in this offering.

This offering will terminate at the earlier of (1) the date at which the Maximum Offering amount has been sold, (2) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission, or (3) the date at which the offering is earlier terminated by the company at its sole discretion. The company has engaged Boston Private Bank as escrow agent to hold any funds that are tendered by investors. The offering is being conducted on a best-efforts basis with a minimum of $250,000. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 8.

Sales of these securities will commence on approximately                               .

The company is following the “Offering Circular” format of disclosure under Regulation A.

In this Offering Circular, the term “Legion M,” “the company” or “we” refers to Legion M Entertainment, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

2

A LETTER FROM THE FOUNDERS TO PROSPECTIVE INVESTORS

Thank you for considering an investment in Legion M! We couldn’t be more excited about this opportunity and are thrilled that you are considering joining us. Before you get into the offering circular, there are a couple things we want to mention.

Legion M is not a conventional company. We don’t intend to become one.

Most of this offering circular describes Legion M in conventional business terms. In fact, the whole purpose of this document is to provide a convention for you to evaluate our company and make an informed investment decision. But there are elements of Legion M that defy convention and we want to take a moment to explain them in our own words.

Risk vs. Reward

Before you invest, it’s important to understand that Legion M is a very early stage company. In fact, thanks to the JOBS Act, you now have the opportunity to invest earlier than has ever been possible — at a stage traditionally reserved for angel investors and venture capitalists.

If you want to get in early, you need to understand the risks. As a pre-IPO startup, we have few established customers or revenue streams and very little operating history for you to review. When you invest in a startup, you aren’t banking on what we are today—you are betting on what we could become tomorrow. It’s an inherently risky proposition — the fact is, most startups fail.

But those that succeed can change the world. Every great company — from Walt Disney Pictures to Apple Computer — started with entrepreneurs and investors who had the courage to defy the odds and try something no one else had done before. We believe Legion M could be one of those companies.

We’ve beaten the odds before,(1) and believe we can do it again. You should never invest more than you can bear to lose. But if you’ve got a little extra and want to swing for the fences, we’d love for you to join us. We’re betting our money, reputations, and careers that we can make this company a success.

One Million Fans

Legion M is, to our knowledge, the first company built from the ground up to be owned by fans. We're building it that way because we believe a media company owned by a large audience of fans has a fundamental competitive advantage over those owned by Wall Street investors. From sequels and franchises to talent and influencers, one of most valuable assets in Hollywood is a built-in audience. Imagine the power of a company with an audience built in to everything it does.

Our logo (the M with a bar over it) is the Roman numeral for one million, representing our long-term goal of uniting one million fans as shareholders of the company. If we can achieve this goal, Legion M will likely have hundreds of millions of dollars to invest in projects that have one million people emotionally and financially invested in their success. We believe that could make Legion M one of the most influential companies in Hollywood.

Redefining ROI

Most companies view investors simply as a source of capital. For Legion M, they are the foundation of our business. We are a community as well as a corporation. As a management team, our job is to create value for this community. While conventional companies define shareholder value solely by dollars and cents, Legion M goes one step farther:

Financial ROI

Legion M’s primary goal is to run a responsible business that earns money and increases our share price. Our investors are investing hard-earned dollars, and our job is to give them a return. Financial success is the key to the long-term viability and success of our company — the more money we make, the more great things we can do.

Emotional ROI

While financial success is the primary goal for Legion M, we believe there is more to life than money. In addition to financial return, we strive to give our investors an EMOTIONAL return for owning a piece of our company. We work hard to cultivate a vibrant community for our shareholders, look for interesting ways to take them behind the scenes with our projects, and strive to create new and exciting opportunities for them to be a part of the entertainment industry.

The wonderful thing about a fan-owned company is that financial and emotional ROI are not mutually exclusive. Getting our shareholders engaged and excited about our projects isn’t just good fun—it’s also good business. The more engaged and excited our audience is, the more buzz and value we create for the project, which in turn provides greater financial ROI to the company and all of its shareholders.

3

Let’s Put an M-shaped Dent in the Universe!

What we’re doing has never been done before. We know it won’t be easy, but things worth doing rarely are. While we can’t guarantee success (nobody can promise that), we can guarantee that we’ll do everything in our power to make this the best investment you’ve ever made.

So THANK YOU again for considering our company. Please review the information in this Memorandum. If you like what you see, we’d be honored to have you join us. If you don’t, that’s fine too. And if you’re not sure, please join the Legion as a free member (2), so you can see for yourself what we’re all about.

Onward and Upward,

Paul Scanlan and Jeff Annison

Cofounders, Legion M

(1) In 1999, we (along with one other cofounder) started a company called MobiTV which we grew to over 300 employees, won an Emmy award for innovation and became a worldwide leader in delivering TV outside of the living room.

(2) You can join Legion M as a free member at www.legionm.com/join-legion-m. As a free member, you don’t have a financial stake in the company’s success, but you do get access to our community and many of the same benefits that are available to shareholders. It’s a great way to see for yourself what Legion M is all about.

4

SUMMARY

Legion M is an entertainment company. Our business plan is to partner with other entertainment companies - from independent filmmakers to big Hollywood studios and distributors - to develop, produce, distribute and market movies, television shows, virtual reality experiences, digital content, transmedia content, events, and more. In this sense, we are similar to thousands of other entertainment companies around the world.

The difference is that Legion M has been built from the ground up to be owned by fans rather than Wall Street. We’re taking advantage of historic new equity crowdfunding laws that allow the general public to invest in our company in its earliest stages of development. With Legion M, fans own the company, fans get behind the scenes and — when we are successful — fans share in the rewards!

Legion M was incorporated in Delaware on March 4, 2016. We are not currently profitable, nor are we focused on near-term profitability. As a pre-IPO startup, we are focused on growing the size of our community and building competitive advantages and capabilities we believe will become increasingly valuable as the company scales.

Competitive Advantage

Our mission is to revolutionize the entertainment industry by putting a new twist (fan ownership) on proven business models for content production and distribution. We believe that having fans financially and emotionally invested in entertainment projects can increase those projects’ chances of success.

Entertainment is a massive and extremely competitive market. One of the most valuable assets in entertainment is a built-in audience. Franchises, sequels, IPs, and talent that can reliably bring an audience are extremely valuable and enjoy a substantial competitive advantage in the marketplace.

Our goal is to create our own built-in audience by getting fans invested in our projects both financially (i.e. our shareholders have a financial interest in our projects’ success) and emotionally (by giving our shareholders a view into the production and distribution process). We believe that having an audience of invested fans increases our projects’ chances of success. The bigger that audience gets, the more powerful it becomes.

Goal of Having One Million Shareholders

Our long-term goal is to have one million shareholders in Legion M. We believe that with a community of that size we’d be unstoppable. It is an ambitious goal but we believe over time we can achieve it. If we’re successful at achieving this goal, we believe we can become one of the most influential companies in Hollywood.

Revenue Plan

We plan to develop, produce, distribute and market movies, television shows, virtual reality experiences, transmedia content and events. Our plan is to partner with proven creators to create content and use established and emerging distribution channels to monetize it. Our goal is to have a diversified slate of projects that can generate revenue from one or more of the following activities:

•	Partnering with other studios, production companies and distributors to develop, produce, license and distribute content into the entertainment ecosystem;
•	Producing and developing original content that can be licensed to studios/distributors, or offered directly to consumers via iTunes, App Stores and other platforms;
•	Offering brand integrations and sponsorships; and
•	Offering content, merchandise, and experiences that are sold directly to consumers via our website.

5

Finance Plan

As of July 31, 2018, we have raised over $4.6 million from over 10,000 investors (including more than 4500 investors who are in the closing process for our Regulation CF offering which ended on July 31, 2018) via equity crowdfunding offerings under Regulation A, Regulation CF and Regulation D.

On May 16, 2016, Legion M became one of the very first companies to launch a fundraising campaign under Regulation CF promulgated under the JOBS Act. Ninety days later, the financing round ended oversubscribed with over $1.3 million in subscriptions for a round that was legally capped at $1 million.

In March 2017, we launched a fundraising campaign under Regulation A promulgated under the JOBS Act. In August 2017, we made a follow-on offering under Regulation Crowdfunding to include investors who couldn’t invest under Regulation A due to state securities laws. Both of these rounds closed in September of 2017, and combined to raise over $2 million.

In May of 2018, we launched a fundraising campaign under Regulation CF. This round was again oversubscribed, and ended on July 27, 2018 raising $902,000, the maximum allowable at the time for Legion M under Regulation CF.

We’re making this offering under Regulation A to further grow the company’s business and community of shareholders.

To achieve our goal of one million shareholders, we expect to complete many successive rounds of funding.

The Offering

Securities offered (1)	Estimated maximum of 285,062 shares of Class A Common Stock

Class A and Class B Common Stock outstanding before the Offering (2)	2,196,122 Shares

Class A and Class B Common Stock outstanding after the Offering (1)(2)	2,481,184 Shares

(1)	This table assumes approximately 20% of the Class A Common Stock sold in this offering is sold at the $8.32 discount price (see “Plan of Distribution and Selling Shareholders” for details) and 80% is sold at the $8.88 normal price using a weighted average share price of $8.77.

(2)	All shares subject to a vesting schedule are assumed fully vested. The number of shares outstanding excludes options and warrants.

6

Use of Proceeds

Proceeds from this Offering will be used to fund Legion M’s entertainment projects, marketing efforts and operational expenses. See “Use of Proceeds to Issuer” section of this offering circular.

Risks

Legion M is a startup. We were incorporated in March 2016 and are still in an early stage of development. While we have some early revenues from projects and our Legion M branded storefront, we are still not close to profitability and many of our projects may not provide a return on investment for 12-18 months or longer. Investing in Legion M’s shares involves a high degree of risk (see “Risk Factors”). As an investor, you should be able to bear a complete loss of your investment. Some of the more significant risks include those set forth below:

•	This is a very young company;
•	What we’re doing has never been done before;
•	Our auditor has issued a “going concern” opinion;
•	We plan to raise significantly more money and future fundraising rounds could result in a “cram down;”
•	Success in the entertainment industry is highly unpredictable and there is no guarantee our content will be successful in the market;
•	Entertainment projects can be risky and often budgets run over;
•	You may not like our projects;
•	Even if one of our projects is successful, it is likely to take a long time for us to realize profits;
•	Our business relies heavily on third parties for production and monetization of entertainment content;
•	We depend on a small management team and may need to hire more people to be successful;
•	We may not be able to protect all our intellectual property;
•	Our officers control the company and we currently have no independent directors;

•	The shares of Common Stock being offered are subject to drag-along rights;

•	We are offering a discount on our stock price to certain investors;
•	The Offering price has been arbitrarily set by Legion M;
•	We have a large shareholder base which will likely grow even larger over time;
•	Equity crowdfunding is new;
•	There is no current market for Legion M shares;
•	Cryptocurrency and the ICO wave could muddy the market; and
•	Competitors could overtake our momentum.

7

RISK FACTORS

The SEC requires Legion M to identify risks that are specific to its business and its financial condition. Legion M is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

This is a very young company.

Legion M was incorporated in March 2016. It is a startup company that is still ramping up with few customers and limited revenue from entertainment projects, merchandise and event sales. There is very little history upon which an evaluation of its past performance and future prospects in the entertainment industry can be made. Statistically, most startup companies fail.

What we’re doing has never been done before.

We are (to our knowledge) the first company to attempt our business model. Legion M is built on the thesis that having a legion of fans invested in our products will give us a competitive advantage. However, our thesis could be wrong. There is no assurance that we will be able to derive benefits from being fan-owned. Even if our concept is proven to give us a competitive advantage, other companies with more resources than we do may copy our idea causing us to lose this competitive edge.

Our auditor has issued a “going concern” opinion.

Our auditor has issued a “going concern” opinion on our financial statements, which means they are not sure that we will be able to succeed as a business without additional financing. Legion M was incorporated in March 2016. As of the December 31, 2017 date of our last financial statements, we have some revenues ($415,372 including $198,000 uncollected debt), but we are still not close to profitability. We have sustained a net loss of $1,922,699 in the period ended December 31, 2017, and have an accumulated deficit of $3,195,321 as of December 31, 2017. The audit report states that our ability to continue as a going concern for the next twelve months is dependent upon our ability to generate cash from operating activities and/or to raise additional capital to fund our operations. While we’ve succeeded in raising over $4,000,000 to date, our ongoing operational expenses are now approximately $120,000 per month excluding extra ordinary spending related to marketing and projects. Our failure to raise additional capital could have a negative impact on not only our financial condition but also our ability to remain in business.

We plan to raise significantly more money and future fundraising rounds could result in a “cram down.”

Our goal is to have one million investors in Legion M which will likely require many more rounds of fundraising. We may also need to raise additional funds to finance our operations or fund our business plan. Even if we manage to raise subsequent financing or borrowing rounds, the terms of those rounds might be more favorable to new investors or creditors than to existing investors such as you. New equity investors or lenders could have greater rights to our financial resources (such as liens over our assets) compared to existing shareholders. Additional financings could also dilute your ownership stake, potentially drastically. See “Dilution” for more information.

Success in the entertainment industry is highly unpredictable and there is no guarantee our content will be successful in the market.

Our success will depend on the popularity of our entertainment projects. Viewer tastes, trends and preferences frequently change and are notoriously difficult to predict. If we fail to anticipate future viewer preferences in the entertainment business, our business and financial performance will likely suffer. The entertainment industry is fiercely competitive. We may not be able to develop projects that will become profitable. We may also invest in projects that end up losing money. Even if one of our projects is successful, we may lose money in others.

8

Entertainment projects can be risky, and often budgets run over.

The entertainment industry is generally affected by the same risk factors of other industries but due to its nature, the development, production, distribution and marketing of content can require large capital investments. Developing and monetizing entertainment projects, such as movies and television shows, usually require significant capital investment to fund expenditures on activities such as producing a television pilot, producing or co-producing a movie or creating a virtual reality experience. There is often budget over-run. Even with adequate funding, the project may fail to gain traction with viewers.

You may not like our projects.

We plan to develop a diverse slate of projects in the entertainment industry including feature films, television shows, virtual reality experiences, transmedia content and events. Final decisions on projects are made by the Legion M management team. We may choose projects you don’t like, don’t believe in, or even ones you object to.

Even if one of our projects is successful, it is likely to take a long time for us to realize profits.

Even if we are involved in a financially successful project, the process of making money and realizing profit in the entertainment business is slow. The time span from the moment a project starts to its completion, release and revenue recognition is substantial and is often measured in years. Even when we realize a profit and are financially able to declare dividends on our shares, we may or may not do so.

Our business relies heavily on third parties for production and monetization of entertainment content.

Our success in developing, producing and monetizing content relies heavily on third party Hollywood creators and producers such as studios, development, production and distribution companies, television networks, etc. These companies may give more time and attention to other entertainment companies or other projects which are better funded or better known or which have a longer operational history than us. There is no assurance that we will be able to find partners to jointly develop projects or help support projects financially and even if we do, there is no guarantee that our partners will put forth all of the resources required to help make our projects successful. A number of our high profile advisors may change their minds and terminate their relationships with the company.

We depend on a small management team and may need to hire more people to be successful.

Our success will greatly depend on the skills, connections and experiences of our three executives, Paul Scanlan, Jeff Annison and Terri Lubaroff. Should any of them discontinue working for Legion M, there is no assurance that Legion M will continue. We will also need to hire creative talents and individuals with a track record of success and with the skills necessary to ensure that we create and sell premium original content. There is no assurance that we will be able to identify, hire and retain the right people for the various key positions.

We may not be able to protect all our intellectual property.

Our profitability may depend in part on our ability to effectively protect our intellectual property including our trademark and logo, original entertainment content in our projects and our ability to operate without inadvertently infringing on the proprietary rights of others. Theft of our original entertainment content prior to release could adversely affect our revenue. Policing and protecting our intellectual property against piracy and unauthorized use by third parties is time-consuming and expensive and certain countries may not even recognize our intellectual property rights. Any litigation protecting our intellectual property and defending our original content could have a material adverse effect on our business, operating results and financial condition regardless of the outcome of such litigation.

Our officers control the company and we currently have no independent directors.

Our three executive officers and directors are currently also our controlling shareholders. As holders of the Class B Common Stock which gives them 10 votes per share, as opposed to 1 vote per share for holders of Class A Common Stock like you, they will continue to hold a majority of the voting power of all our equity stock and therefore control the board at the conclusion of this Offering. In fact, even if they were to own as little as 5.1% of the equity securities of the company, they will still control a majority of the voting stock. This could lead to unintentional subjectivity in matters of corporate governance, especially in matters of compensation and related party transactions. We also do not benefit from the advantages of having any independent directors, including bringing an outside perspective on strategy and control, adding new skills and knowledge that may not be available within Legion M, having extra checks and balances to prevent fraud and produce reliable financial reports.

9

The shares of Common Stock being offered are subject to drag-along rights.

The shares you are purchasing in this offering are subject to a drag-along provision as set forth in the Subscription Agreement, pursuant to which each holder of Class A Common Stock purchased in this offering agrees that, in the event the company’s board and the holders of a majority of the votes of the outstanding shares of the company’s Class A Common Stock and Class B Common Stock voting as a single group (and taking into consideration the 10 votes per share voting preference of the Class B Common Stock) vote in favor of a sale of the company, then such holder of Class A Common Stock will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the company, and deliver any documentation or take other actions reasonably required, amongst other covenants.

This means that if the Board of Directors and Class B shareholders (which consists of the founders, employees and early investors) decide to sell the company, you are agreeing to go along with that sale, even if you don’t agree with it, oppose it, or feel that your interests are not being represented. For instance, the fact that shares of Class B Common Stock are owned by founders, employees and early investors could potentially create scenarios where the interests of the two shareholder groups are not aligned.

Additionally, the enforceability of such provision as it relates to appraisal rights will be subject to the provisions of Delaware law. Since the rights of common stock are determined in general by statute as opposed to by contract, and the drag-along provision is a contractual term, the extent to which this provision would be upheld by the courts in Delaware is unclear. In the event this provision were to be challenged, a sale of the company might not be effected, and all the shareholders could miss an opportunity to realize the value of their investment.

We are offering a discount on our stock price to certain investors.

Certain investors are entitled to a discount in this offering; see “Plan of Distribution and Selling Shareholders”. Shares purchased at a discount may immediately dilute the value of your stock. Therefore, the value of shares of investors who pay the full price in this offering will be diluted by investments made by investors entitled to the discount, who will pay less for the same stake in the company.

The Offering price has been arbitrarily set by Legion M.

Legion M has set the price of its Class A Common Stock at $8.88 and is offering a discounted price of $8.32 per share for certain investors (see “How We Determined the Offering Price in this Offering”). Valuations for companies at Legion M’s stage are purely speculative. We have started seeing some early revenues from our projects and our Legion M branded storefront, but we are still not close to profitability and many of our projects may not provide a return on investment for 12-18 months or longer. Our valuation has not been validated by any independent third party and may fall precipitously. It is a question of whether you, the investor, are willing to pay this price for a percentage ownership of a start-up company. You should not invest if you disagree with this valuation.

We have a large shareholder base which will likely grow even larger over time.

As a result of Legion M’s recent successful Regulation Crowdfunding and Regulation A offerings, we estimate that we will have over 10,000 shareholders. It is uncommon for a start-up company with limited resources and a small staff to have so many investors. Our stated goal is grow the shareholder base to one million through multiple rounds of fundraising. Despite best efforts, it is possible that unexpected risks and expenses of managing this large shareholder base could divert management’s attention and cause Legion M to fail.

10

Equity crowdfunding is new.

Legion M’s existing funding and future fundraising plans (including this round) are reliant on equity crowdfunding and provisions of the JOBS Act which have been in effect for a short period of time. Secondary markets don’t exist yet, and may not exist for some time (or ever), which hampers the ability for investors to sell their shares. The laws are complex, and interpretation by governing bodies doesn’t exist in some cases and may change over time in others. Changes to the laws (or interpretation of the laws) could impact Legion M’s ability to raise money as well as your ability to trade your shares.

There is no current market for Legion M’s shares.

There is no formal marketplace for the resale of our securities. Shares of our Class A Common Stock may eventually be traded to the extent any demand and/or trading platform(s) exists. However, there is no guarantee there will be demand for the shares, or a trading platform that allows you to sell them. We do not have plans to apply for or otherwise seek trading or quotation of our Class A Common Stock on an over-the-counter market. It is also hard to predict if we will ever be acquired by a bigger company. Investors should assume that they may not be able to liquidate their investment or pledge their shares as collateral for some time.

Cryptocurrency and the ICO wave could muddy the market.

To date, Legion M has focused fundraising efforts purely on the new provisions enabled by the JOBS Act. We feel this is a conservative approach given some of the volatility and uncertainty with ICOs, but it could turn out to be overly conservative and result in Legion M missing out on a large wave of investment and/or being passed up by a competitor riding the ICO wave.

Competitors could overtake our momentum.

As the marketplace becomes more savvy about the JOBS Act and how an entertainment company could benefit from an equity crowdfunded financing round, competitors could launch their own equity crowdfunding campaigns and overtake our momentum.

11

DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate Dilution

An early-stage company typically issues shares (or grants options over its shares) to its founders and early employees at a very low cash cost because they are contributing their money, time and energy at below market rates (i.e. sweat equity) and risking their money, reputations, and careers on behalf of the company. Occasionally we also grant equity interests to our Creative Alliance partners and other partners in exchange for their knowledge, insight, connections and contributions to the company. When we seek cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than our founders, early employees, or Creative Alliance partners for their restricted stock grants, option and warrant grants. In addition, the price of this round is higher than our prior financings, which means that the cash value of your equity stake is diluted because each share of the Common Stock is worth the same amount, and you paid more for your shares than earlier investors did for theirs. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the Offering.

Share Price Over Time

To help illustrate the dilution you face as an investor we’d like to explain how our current shareholders acquired their stock and the price they paid for it. The shareholders of Legion M can be broken into the following groups:

Founders/Founding Grant Holders. When Legion M was formed, the founding stock of the company was allocated amongst the two cofounders, early employees, consultants, advisors and creative allies at close to zero cost. Shortly after founding, some additional grants for stock options and warrants were issued to employees, consultants and advisors at a strike price of $0.01 per share. Note that most of the stock/options/warrants issued to this group of shareholders (including the restricted stock owned by our two co-founders) vests over a 4-year period.

Seed Investors (Discounted Note). To fund startup expenses and launch our initial Regulation Crowdfunding round of financing, Legion M secured $418,342 worth of investment from accredited investors who had previous relationships with our two cofounders. These investors loaned money at a 5% interest rate to Legion M in exchange for promissory notes that automatically converted to Class B Common Stock upon closing of a successful financing round of over $1 million. If Legion M had been unable to raise at least $1 million, these investors likely would have lost their entire investment. In exchange for the additional risk of investing early, these investors received a 30% discount when the notes converted into Class B Common Stock, which translated to a $4.90 per share price in August 2016 upon closing of our first equity crowdfunding round. When you factor in the interest earned by these notes, these investors paid an average of $4.82 per share of Class B Common Stock.

Round 1 Investors (Reg. CF/D). On the morning of May 16, 2016 (the day the new law took effect), Legion M became one of the first companies in history to launch a Regulation Crowdfunding (Reg CF) fundraising campaign. The campaign lasted for three months, ending on August 14, 2016. Investors in this round were assured of a successful raise because their subscription was placed in escrow, and only to be released if Legion M achieved a minimum threshold of $500,000 in subscriptions. This campaign exceeded the funding goal—after three months the round ended oversubscribed with over $1.3 million subscriptions for a round that was legally capped at $1 million. In order to accommodate the extra demand, Legion M allowed accredited investors to invest in our shares of Class A Common Stock in a private placement pursuant to the Regulation D exemption to make more room in the Reg CF round for non-accredited investors. Legion M ultimately closed with $999,999 investment in the Reg CF round and $193,522 in the Reg D round at the price of $7.00 per share of Class A Common Stock.

In addition, just prior to Round 1 we received $76,000 of investment from accredited investors in the form of convertible promissory notes. These notes converted into Class B Common Stock at the close of Round 1, also at $7.00 per share.

12

Round 2 Investors. In March 2017, Legion M launched a fundraising campaign under Regulation A promulgated under the JOBS Act. In August 2017, we made a follow-on offering under Regulation Crowdfunding to include investors who couldn’t invest under Regulation A due to state securities laws. Both campaigns ended on September 2, 2017. Legion M ultimately closed with $1,875,336 worth of investment in the Regulation A round and $167,941 worth of investing in the Reg CF round at the price of $7.47 per share of Class A Common Stock.

Round 3 Investors. On May 16, 2018, Legion M opened a Regulation CF offering at a price of $8.32 per share of Class A Common Stock. This round was oversubscribed, closing on July 27th, 2018 with a total of 108,400 shares sold for a total of $901,888, the maximum allowable under Regulation CF (which sets limits on the amount which may be raised on an annual basis).

Option Grant Holders. As Legion M grows, we issue stock option grants to key employees, advisors, and partners:

•	Shortly after Round 1 closed, the company issued option grants for 160,772 shares of Class A Common Stock at the strike price of $7.00 per share.
•	After Round 2 closed, Legion M issued an additional 96,970 options or warrants at the strike price of $7.47 per share.
•	Concurrent with Round 3, Legion M issued an additional 12,000 options at a strike price of $8.32 per share.

Dilution for New Investors

Legion M is currently offering shares of Class A Common Stock to investors under this offering pursuant to Reg. A at a price of $8.88 per share. We don’t yet know how much money we will raise in this round, but we know it will fall between two thresholds:

•	Minimum Offering: The minimum investment threshold for this offering is $250,000. If we are unable to raise at least $250,000, all investments held in escrow will be returned to investors.
•	Maximum Offering: The maximum amount to be raised for this offering is $2.5 million.

As mentioned above, Legion M’s third equity crowdfunding round (Round 3) was oversubscribed, causing many investors who made valid investments to have their funds rejected because the round was sold out. As an accommodation for those investors, Legion M is allowing any amounts that could not be accepted by the company due to the oversubscription of the 3rd round to be invested in the current round for a discounted offering price of $8.32 per share of Class A Common Stock. This discounted price is only available for funds that were rejected due to oversubscription of the 3rd round.

The following tables summarize the differences between existing shareholders and new investors in this offering with respect to the number of shares of common stock purchased, and total consideration paid, on both a minimum and maximum offering basis:

13

MAXIMUM OFFERING: ASSUMES $2.5 MILLION RAISED	SHARES PURCHASED	% OWNERSHIP	AVERAGE PRICE PER SHARE	TOTAL CONSIDERATION

FOUNDERS/FOUNDING GRANT HOLDERS (1)(2)	1,632,040	58%	$0.00	$2,361

SEED INVESTORS (DISCOUNTED NOTE)	86,788	3%	$4.90	$425,262

ROUND 1 INVESTORS (REG CF/D) (3)	181,363	6%	$7.00	$1,269,541

OPTION GRANT HOLDERS (1) (5)	269,742	10%	$7.23	$1,949,610

ROUND 2 INVESTORS (REG A/CF) (4)	273,531	10%	$7.47	$2,043,277

ROUND 3 INVESTORS (REG CF)	108,400	4%	$8.32	$901,888

NEW ROUND 4 INVESTORS (6)	285,062	10%	$8.77	$2,499,994

TOTAL	2,836,926	100%		$9,091,933

MINIMUM OFFERING: ASSUMES $250,000 MILLION RAISED	SHARES PURCHASED	% OWNERSHIP	AVERAGE PRICE PER SHARE	TOTAL CONSIDERATION

FOUNDERS/FOUNDING GRANT HOLDERS (1)(2)	1,632,040	63%	$0.00	$2,361

SEED INVESTORS (DISCOUNTED NOTE)	86,788	3%	$4.90	$425,262

ROUND 1 INVESTORS (REG CF/D) (3)	181,363	7%	$7.00	$1,269,541

OPTION GRANT HOLDERS (1) (5)	269,742	10%	$7.23	$1,949,610

ROUND 2 INVESTORS (REG A/CF) (4)	273,531	11%	$7.47	$2,043,277

ROUND 3 INVESTORS (REG CF)	108,400	4%	$8.32	$901,888

NEW ROUND 4 INVESTORS (6)	28,507	1%	$8.77	$250,006

TOTAL	2,580,381	100%		$6,841,945

NOTES:

(1)	For the purposes of this table, all shares of stock are considered fully vested, and all granted options/warrants are assumed fully vested and exercised.
(2)	Includes (i) restricted stock grants of 1,546,040 shares of Class B Common Stock; (ii) options to purchase 59,000 shares of Class B Common Stock; and (iii) warrants for 27,000 shares of Class B Common Stock.
(3)	Includes 142,857 shares sold under Reg CF and 27,646 shares sold under Reg. D, and 10,860 shares converted from $76,000 of promissory notes at $7.00 per share.
(4)	Includes 251,049 shares sold under Reg A, and 22,482 shares sold under Reg CF at $7.47 per share.
(5)	Includes (i) 160,772 options at 7.00 per share strike price and (ii) 96,970 options/warrants at 7.47 per share strike price, and (iii) 12,000 options at 8.32 per share strike price

(6)	For the purpose of this table, we assumed a weighted average share price of $8.77. The share price assumed that 20% of all shares sold in Round 4 will be sold at the discounted $8.32 share price reserved for investors who had funds returned due to the oversubscription of Round 3 and the remaining 80% will be sold at full price of $8.88 per share.

14

Dilution Table

If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this offering. Our net tangible book value as of December 31, 2017 was $771,046 or $0.35 per share of outstanding common stock. Net tangible book value is calculated as tangible assets less tangible liabilities. Without giving effect to any changes in the net tangible book value other than the sale of the maximum number of shares sold for cash in this offering at the price of $8.77 per share (which assumes that 20% of the investors purchase shares at $8.32 per share, see “Plan of Distribution and Selling Shareholders”, and 80% purchase shares at $8.88 per share), and deducting an offering expense of $25,000, our pro forma net tangible book value as of December 31, 2017 was $3,246,040 or $1.31 per share of outstanding capital stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of our shares in this offering and the net tangible book value per share of our capital stock immediately afterwards.  This represents an immediate increase of $0.96 per share of capital stock to our earlier investors and an immediate dilution of approximately $7.01 per share of common stock to the new investors who invested at $8.32 per share and $7.46 per share of common stock to the new investors who invested at $8.88 per share.

The following table illustrates this per share dilution assuming the various threshold amounts are raised, giving effect to the full vesting and exercise of (i) all 1,546,040 shares of restricted stock grant of our Class B Common Stock, (ii) all outstanding options to purchase 323,742 shares of our Class B Common Stock, and (iii) the outstanding warrant to purchase 32,000 shares of our Class B Common Stock.

	$250,000	$1.25	$2.5 MILLION
	MINIMUM	MILLION	MAXIMUM
DILUTION TABLE	RAISE	RAISE	RAISE

WEIGHTED AVERAGE SHARE PRICE (1)	$8.77	$8.77	$8.77

PRO-FORMA NET TANGIBLE BOOK VALUE AS OF DECEMBER 31, 2017	$1.07	$1.07	$1.07

INCREASE IN NET TANGIBLE BOOK VALUE PER SHARE ATTRIBUTABLE TO NEW INVESTORS IN THIS OFFERING	$0.08	$0.40	$0.77

AS ADJUSTED NET TANGIBLE BOOK VALUE PER SHARE AFTER THIS OFFERING	$1.14	$1.46	$1.83

DILUTION IN NET TANGIBLE BOOK VALUE PER SHARE TO NEW INVESTORS (2)	$7.63	$7.31	$6.94

(1)	$8.77 per share assumes that 20% of the investors purchase shares at $8.32 per share, see “Plan of Distribution and Selling Shareholders”, and 80% purchase shares at $8.88 per share,
(2)	Investors who invest at $8.88 per share will be diluted more than those who invest at $8.32 per share.

Future Dilution

Another important way of looking at dilution is the dilution that happens due to our future actions. The investor’s stake in a company could be diluted due to our issuing additional shares. In other words, when we issue more shares, the percentage of the company that you own will go down, even though our value and your shareholding may go up—you own a smaller piece of a larger company. This increase in the number of shares outstanding could result from a stock offering (such as an initial public offering, another financing round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and will experience control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if we offer dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings back into the company).

The type of dilution that hurts early-stage investors most occurs when a company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2014, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2015, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth $26,660.

If you are making an investment expecting to own a certain percentage of Legion M or expecting each share to hold a certain amount of value, it is important to realize how dilution can make drastic changes to the value of each share, ownership percentage, voting control and earnings per share.

15

USE OF PROCEEDS TO ISSUER

The following discussion addresses the use of proceeds from this Offering. We currently estimate that, at a per share price of $8.88, the net proceeds from the sale of the 140,765 shares of Class A Common Stock will be approximately $1,225,000 after deducting the estimated offering expenses of approximately $25,000. None of the offering proceeds will be used to pay off debt early or make payments for deferred salaries.

The following table breaks down the use of proceeds into three different categories under various funding scenarios:

	$250K Raise		$1.25 Million Raise		$2.5 Million Raise
Total Money Raised	$250,000	100%	$1,250,000	100%	$2,500,000	100%
Offering Related Expenses	$25,000	10%	$25,000	2%	$25,000	1%
Internal Development and Operations	$225,000	90%	$575,000	46%	$1,035,000	41%
Marketing Fund	$-	0%	$312,500	25%	$625,000	25%
Entertainment Project Fund	$-	0%	$337,500	27%	$815,000	33%

Operating Expenses

These are the funds required to support our Legion M team and monthly operating expenses. It includes employees’ salaries and benefits, compensation to contractors, expenses related to public relations, travel, legal and accounting, insurance and technology.

These funds directly support:

●	Internal development of entertainment projects;
●	Business development with entertainment partners;
●	Growing, managing, and leveraging our Legion of fans;
●	Development and sales of merchandise;
●	Fundraising; and
●	General overhead and administrative costs.

As of June 30, 2018, our monthly burn rate for operating expenses is approximately $120,000 per month. This amount may go up or down based on the amount of money raised. The burn rate does not include expenses that are related to entertainment project development or large marketing initiatives, including marketing/advertising for fundraising.

Marketing

Growing the Legion is one of our top priorities (see “The Company’s Business — Growing the Legion). Accordingly, we plan to allocate up to 25% of the funds raised in this offering to marketing efforts intended to grow the Legion and build value for the Legion M brand, including paid digital advertising, referral programs, and exhibiting at comic cons and film festivals.

It’s worth noting that our entertainment projects can sometimes serve as excellent marketing vehicles for the company. In the past (e.g. Colossal, Bad Samaritan and our “Celebrating Stan Lee” event) we’ve been successful in structuring deals where the investments we make in projects provide both the potential for ROI and serve as a marketing tool for the Legion.

Entertainment Project Development

This is to fund external costs of developing our entertainment projects. This includes expenses such as producing a television pilot, co-financing a movie, creating a virtual reality experience, optioning rights to a book, paying screenwriters to write a script, etc.

We reserve the right to change the above use of proceeds if management believes it is in the best interest of the company.

16

THE COMPANY’S BUSINESS

Entertainment and Media Market

Film, television and digital entertainment is a global industry that generates trillions of dollars in revenue each year. Home to some of the largest and best known corporations in the world (Disney, Sony, etc.), it is an extremely complex and competitive industry with stakeholders ranging from content creators and studios, to networks and distribution companies.

As the industry grows, it’s constantly evolving. In recent years, changes in technology and consumer habits have ushered in dramatic shifts in the industry, including the proliferation and success of global OTT (“over the top”) services such as Netflix, Amazon and Hulu, entertainment content distributed by wireless phone carriers, new technologies like interactive TV and virtual reality, and the growth of non-traditional models such as PPV (pay per view), VOD (video on demand), and SVOD (subscription video on demand).

Throughout all this change, the one thing that remains constant is the importance of the audience. It’s the collective eyeballs and wallets of viewers around the world that fuel the entire industry. The power of aggregating fans can be seen throughout the industry, from the salaries commanded by well-known actors with established fanbases to the importance of sequels, reboots and IPs with established fanbases.

Content is king in the entertainment industry, but the fans are the kingmakers. We believe that having an established fanbase has, and always will be, immensely valuable.

The Power of One Million Fans

We founded Legion M because we saw a once-in-a-lifetime opportunity. Fans hold great power in the entertainment industry. We buy the tickets, pay the subscriptions, and decide what to watch. Individually, each of us is just a consumer, but when we band together, we have incredible power. And now, thanks to the disruptive new capabilities of equity crowdfunding, we have a first-ever chance to build an entertainment company of our own.

When a fan invests in Legion M, they become a shareholder of the company. That means they have a financial stake in the success of Legion M and all our projects. This isn’t new—people have had the chance to invest in public companies like Disney and Sony for decades. What’s new is that Legion M is the first entertainment company in history (to our knowledge) designed from the ground up to be owned by a large group of FANS rather than venture capitalists, wealthy individuals, or Wall Street investors.

We believe this creates a significant competitive advantage for our company. Aside from being financially invested, fans are far more likely to become EMOTIONALLY invested in our projects. We recruit our investors at places like comic cons and film festivals where fans travel from all over the world, devoting significant amounts of their time and money to be a part of a community that celebrates media. These fans are not only more likely to watch the movies and shows they are invested in — they are also more likely to share them on social media, bring out their friends and families, cosplay as the characters, and go out of their way to support each project. We believe a company owned by fans has a unique ability to create the sort of authentic, grass roots buzz that most companies would kill for, but money can’t buy!

In addition, we believe a Legion of invested shareholders can provide value in other ways:

•	We have a legion of scouts motivated to help us find and identify emerging market trends, exciting new intellectual properties, and up-and-coming talents;
•	We have a built-in focus group that can provide feedback to help us evaluate content/ideas and make market decisions;
•	We have a source of energy, enthusiasm and excitement that can help propel both our projects and our company forward; and
•	We have a deep pool for crowdsourcing ideas and tasks, and many talented individuals willing to volunteer their time, energy, and expertise to help their company succeed.

17

Our long-term goal is to unite one million fans as shareholders of our company. In fact, our logo – the M with a bar over it – is the Roman numeral for one million. If we’re successful, we’ll have hundreds of millions of dollars to develop projects that have a million fans standing behind them. We believe that could make us one of the most influential companies in Hollywood.

Current Size of the Legion

On May 16th 2016, Legion M was one of the first companies in history to launch an equity crowdfunding round under Regulation CF of the JOBS Act. Since then, we have completed three rounds of equity crowdfunding, raising over $4.6 million from over 10,000 investors via a combination of Regulation A, Regulation CF, and Regulation D.

In addition to allowing fans to invest via equity crowdfunding, we also allow them to join our community for free. We do this for several reasons, including the fact that we want to give people the opportunity to “get to know us” before they invest, especially when we don’t have an equity crowdfunding round open. We also recognize that there are many people who love the idea of a fan-owned company but for some reason cannot or choose not to invest. As a company that’s power comes from the size and strength of its community, we welcome free members with open arms. The exact size of our community is difficult to pinpoint and constantly changing, but as of this writing (July 2018) we estimate it to be 35,000 – 40,000 people.

Even though our community is still relatively new, we’ve already experienced many examples where it has contributed to our business success, not the least of which is the level of projects we’ve been able to get involved in. In comparison with other media and entertainment companies, Legion M is an extremely small company with budgets that are almost non-existent by Hollywood’s standards. That said, the fact that we are owned by fans has opened doors for us to work with some of the biggest names in the business, including Dean Devlin, Stan Lee, Kevin Smith, Elijah Wood, Nicolas Cage, Anne Hathaway, Tim League, Tom Quinn, Leonard Maltin, and many more.

In addition, we’ve witnessed the power of the Legion in many other ways:

•	In May of 2018, Legion M volunteers organized over 130 local meetups to support the opening of Bad Samaritan.
•	In July of 2017, we united thousands of fans around the world – led by members of the Legion M community – to present Stan Lee with an Imprint Ceremony at the TCL Chinese Theatre in Hollywood.
•	We have an expansive Legion M forum that has been built and managed entirely by Legion M volunteers.

•	We have many examples of Legion M volunteers stepping in to help at local events like comic cons, film festivals, etc. In 2016, we staffed our “Pitch Elevator” booth at Stan Lee’s Los Angeles Comic Con with over 25 Legion M volunteers.

•	The Legion M community played the critical role of network executive and focus group by helping us rate and evaluate over 400 pitches (totaling more than 10 hours of footage) to select the top 33 finalists for our Pitch Elevator competition.

The idea of creating an entertainment company built from the ground up to be owned by fans wasn’t possible prior to the JOBS Act. As such, what we’re doing has never been done before. There’s always a great deal of risk when trying something new – particularly something as ambitious as Legion M. We expect that the challenges of building and maintaining a large, engaged community will be difficult, and will change over time. And while we are still extremely early in the development in our company, so far we have been blown away by the power and value it represents. It is impossible to know what the future holds, but we are as excited as ever by the prospects of Legion M.

How We Determined the Offering Price in this Offering

For this Offering, we set the valuation based on internal analyses, including the performance and price of previous rounds, the subsequent growth and development of our community, and the early performance of our first projects, along with discussions with third parties including our lawyers, advisors, seed investors, and venture capitalists with whom our co-founders have worked in the past. Our goal was to establish a valuation that is fair to all parties, while keeping it attractive to new investors. We believe that giving what we consider the best possible terms to new investors will accelerate the growth of the company and increase the long-term engagement of these investors as the company grows.

18

One factor in setting the valuation of our 4th round of equity fundraising was the performance of our previous rounds:

•	In August 2016, we closed an oversubscribed first round using Regulation CF and Regulation D to raise over $1.2 million at a price of $7.00 per share of Class A Common Stock.
•	In September 2017, we closed our second round of equity crowdfunding using Regulation A and Regulation CF to raise over $2 million, at a price of $7.47 per share of Class A Common Stock.
•	In July 2018, we closed an oversubscribed third round using Regulation CF to raise $902,000 (the maximum allowable for Legion M at the time under Regulation CF) at a share price of $8.32 per share of Class A Common Stock.

In addition to our financing history, we look at the strides Legion M has made since our founding in March of 2016:

•	The Legion has grown to approximately 10,000 investors and community of 35,000 – 40,000 people.

•	We continue to have strong public relations traction and positive news articles, including recent in-depth profiles of Legion M in Dread Central, Good Magazine, Film School Rejects, and Forbes.

•	We’ve continued adding high caliber advisors to our advisory board including Leonard Maltin, Larry Gleason, Doug Hansen and Dean Devlin.

•	Thousands of Legion M members have demonstrated the strength of the Legion M community by organizing and attending local meetups in their areas, donating their time to help with Legion M projects, putting Legion M stickers on their cars, securing personalized “LEGION M” license plates, and in one case even tattooing the Legion M logo on their body!
•	In April 2017 we partnered with Neon Rated LLC in the theatrical release and marketing of the feature film Colossal starring Anne Hathaway and Jason Sudeikis, organizing over 40 local meetups around the country.
•	In July of 2017 we united thousands of fans around the world to produce the “Celebrating Stan Lee” event, which generated both revenue and publicity (with an estimated 11 million media impressions) for Legion M.
•	In early 2017, we invested in production financing for the horror anthology feature film The Field Guide to Evil, which had its world premiere at the South By Southwest 2018 Film Festival, and is currently being represented by CAA for distribution. Legion M is working directly with the film’s producers to create activations and opportunities for our investors and members to engage with this project, including the filming of two Facebook Live interviews with the filmmakers in March of 2018. We expect the film to release in late 2018.
•	In 2017, we invested in production financing of the feature film Mandy, directed by Panos Cosmatos and starring Nicolas Cage, Andrea Riseborough, Linus Roache, and Bill Duke. Soon after completion of production, the film was accepted into the 2018 Sundance Film Festival, where it opened the midnight section on Friday night and ended up being one of the best-reviewed films of the festival. Legion M partnered with SpectreVision, Umedia, and XYZ Films to finance both the film and the score, which was one of two-time Academy Award nominee Jóhann Jóhannsson’s final works before his death in 2018. The movie was picked up for distribution in the United States by RLJ films and is expected have a theatrical release in September 2018. Additionally, based on the significant buzz from Sundance, the film has sold out all foreign territories.

•	In Feb 2018, we partnered with Dean Devlin’s production and distribution company Electric Entertainment, Inc., forging an innovative P&A-like (print & advertisement) investment for the release of their feature film Bad Samaritan starring David Tennant and Robert Sheehan, which released on over 2,000 screens in North America on May 4, 2018. Over the 4 days (Thursday through Sunday) of opening weekend, Legion M members/investors organized over 130 local meetups around the country.

Finally, when setting our valuation we also looked at our long-term fundraising goal (uniting 1 million fans as shareholders of Legion M) and the likely funding scenarios that would allow us to achieve that. After reviewing all these factors, we arrived at a price of $8.88 per share of Class A Common Stock, with a special discounted price available to some investors as described below.

As mentioned above, Legion M’s third equity crowdfunding round (Round 3) was oversubscribed, causing many investors to have their funds rejected because the round was sold out. As an accommodation for those investors, Legion M is allowing any amounts that could not be accepted by the company due to the oversubscription of the 3rd round to be invested in the current round for a discounted offering price of $8.32 per share of Class A Common Stock. This discounted price will only available for the first two weeks after the round is opened, and will only be allowed for funds that were rejected due to oversubscription of the 3rd round.

19

Board of Advisors

While we are a fan-owned company, we are not a fan-run company. That’s because while we believe our fan community is an extremely powerful resource for helping evaluate the ART of media and entertainment, the BUSINESS of media and entertainment is extremely complex, nuanced, and often confidential. To help us navigate these waters, we’ve established a remarkable board of advisors which currently includes:

•	Larry Gleason, Distribution and Exhibition Expert, former President of Worldwide Distribution at MGM and former President of Worldwide Exhibition at Paramount
•	Stoopid Buddies Stoodios (Matt Senreich, Seth Green, John Harvatine, and Eric Towner), the company behind ROBOT CHICKEN, SUPERMANSION, and BUDDY THUNDERSTRUCK
•	Scott Landsman, Senior Vice President of Comedy Development at Sony TV
•	Gaston Dominguez-Letelier, Comic Book and Pop Culture Expert, Founder and CEO of Meltdown, Inc.
•	Animal Repair Shop (Susan Bonds and Alex Lieu), mixed reality pioneers and former Disney Imagineers
•	Lisa Taback, PR Expert, CEO of LTLA
•	Kerry O’Quinn, Creator and Publisher of STARLOG, FANGORIA, CINEMAGIC and COMICS SCENE magazines
•	Tim League, CEO of Alamo Drafthouse, Founder of Fantastic Fest, Co-founder of NEON
•	Adam Rymer, President of Legendary Digital Networks
•	Doug Hansen, P&A Expert, Former President & COO of Endgame Entertainment, President of Hansian Media
•	Michael Arrieta, Business Development Expert, founder of Big Air Studios and former Sony Executive
•	Leonard Maltin, "Entertainment Tonight" renowned film critic and author of Leonard Maltin’s Movie Guide.
•	Christian Parkes, CMO NEON, Former CMO Alamo Drafthouse, Co-founder Beyond Fest
•	Andrew Cosby, Co-founder of Boom! Studios, Eureka writer and showrunner, Hellboy screenwriter
•	Yuka Kobayashi, former Director of Stan Lee's POW Entertainment

•	Dean Devlin, Electric Entertainment, Co-Writer & Producer of Independence Day and Stargate, Producer of The Librarians and Leverage, Director of Bad Samaritan

Principal Products and Services

Legion M partners with creators — from independent filmmakers to big Hollywood studios — to produce movies, TV shows, VR experiences, transmedia content, events and more. We provide development support, financial backing, marketing muscle and, most importantly, fan engagement and monetization.

We're using proven entertainment industry business models and adding a twist that gives us a competitive advantage. We believe that getting fans involved in projects makes our projects more likely to succeed when they come to market.

The range of products and businesses that Legion M can impact is quite large and is likely to evolve over time. At this stage in our development, our primary focus includes:

•	Feature films, including Colossal, Bad Samaritan, Field Guide to Evil, and Mandy
•	Television and digital content, including “Airship Cowboys,” “Malice,” “Evermor,” and “Pitch Elevator”
•	Virtual Reality, including “ICONS: Face to Face”
•	Transmedia content, including comic books and games
•	Events, including “Celebrating Stan Lee”

Each of these categories of projects include multiple business models and ways for Legion M to potentially make money. Our goal as a company is to maintain a slate of projects that is diversified across genre (i.e. comedy vs. horror), medium (i.e. feature films vs. virtual reality) and risk (i.e. high risk early stage projects vs. lower risk late stage projects).

20

How We Plan To Make Money

Our business plan is to partner with other entertainment companies - from independent filmmakers to big Hollywood studios and distributors - to develop, produce, distribute and market movies, television shows, virtual reality experiences, digital content, transmedia content, events, and more. We plan to partner with proven creators to create content, and use established and emerging distribution channels to monetize it. Our goal is to have a diversified slate of projects that can generate revenue from one or more of the following activities:

Developing, licensing and distributing our content into the entertainment ecosystem

We plan to accomplish this by partnering with existing studios, networks and distributors on the development, financing, production and distribution of content. Many of these partners acquire content in all stages of development, from script to finished product. Agreements with these platforms can help us secure financing, talent and possible ancillary market revenue streams. We plan to use established business models currently used in the entertainment industry. Revenue streams can come from multiple sources in the form of production fees and bonuses, revenue share, royalty participation, merchandising, ancillary market development and sales, distribution, licensing and format fees, and contingent compensation, just to name a few. We plan to work with established Hollywood players across an array of genres to create a diversified slate of projects to minimize the risk of over-concentration in any one genre or medium. We expect some projects to be internally developed and others to be externally acquired, and projects are expected to be in all different stages of development - from the acquisition of underlying intellectual property to participation in the distribution of a finished feature film.

Offering brand integrations and sponsorships

To help defray the cost of our content production and events, we plan to identify organic brand integration and product placement for our content, and seek advertising/sponsorship partners for the production and distribution of our shows. For example, we might work with a brand to integrate their product into our content or event, or custom develop content to the brand’s specification in exchange for a fee. We might also work directly with one or more sponsors who pay us to develop content that is released for free to consumers on a portal that includes advertisements from the sponsor(s).

Offering content, merchandise, events and experiences that are sold directly to consumers via our website, iTunes, App Stores, and other platforms

Having a Legion of fans emotionally and financially invested in Legion M creates unique opportunities for us to develop content, products and events that are sold directly to consumers. As our Legion grows, we believe our ability to market and sell content, merchandise, and experiences directly to consumers via our website and other platforms will grow.

Hosting fan-oriented events

The company’s mission is to open the gates to Hollywood and give fans a voice and a presence at the table. We plan to host events for our members, investors and fans that make good on this promise, whether it’s an imprint ceremony at the TCL Chinese Theatre IMAX or a VIP member lounge at Sundance. In addition to selling sponsorships for these events, we can also sell tickets and related merchandise.

How We Plan To Fund Our Projects

Developing and monetizing entertainment projects like movies and television shows usually requires significant capital investment. We intend to raise that money directly from fans. Our long-term goal is to have 1 million shareholders, which would provide hundreds of millions of dollars for the development of projects. We expect it will take us many successive fundraising rounds to achieve this goal, but if we’re successful we believe it could make us one of the most influential companies in Hollywood.

In addition to raising money directly from fans, Legion M is exploring opportunities to partner with venture capitalists, film financing companies, and other entertainment financiers to increase the amount of money available for funding Legion M projects.

21

Employees

We currently have five full time employees, five part-time employees or independent contractors that we use on a regular basis, and a variety of other part time employees/independent contractors we use on an as-needed basis.

Competition

The entertainment industry is fiercely competitive. There are thousands of other companies involved in the creation of entertainment content, from giant international conglomerates to small independent creators. Many of these companies are Legion M’s competitors in that we are all competing to develop entertainment for consumers. However, collaboration is common in the entertainment industry, so we also view most of these companies as potential partners.

It is early days for companies that are building businesses using equity crowdfunding. We are aware of a few different creators who have used equity crowdfunding to raise (or attempt to raise) money for an individual project. We are also aware of at least one European company that has announced it is planning to use equity crowdfunding to develop a production slate. In addition, we are aware of companies that have announced and/or launched entertainment based cryptocurrency offerings. That said, as of this writing (July 2018) we are not aware of any companies that have achieved significant traction or that we would consider a direct competitor. Over time we expect that to change.

Intellectual Property

We’ve filed a trademark application for our company’s name Legion M, which has been approved but not yet issued.

Litigation

Legion M has not been involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, the conduct of its business activities, or otherwise.

THE COMPANY’S PROPERTY

Legion M does not own or lease any real estate, office space or significant tangible assets other than a 1959 Cadillac valued at approximately $33,000. Operating mostly virtually, Legion M currently uses office space within our Creative Alliance Partners’ offices in Los Angeles and has virtual conference room space in Century City, CA.

22

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The following discussion includes information from:

•	Audited 2016 financial statements that cover the time period from March 4, 2016 (inception) to December 31, 2016
•	Audited 2017 financial statements that cover the time period from January 1, 2017 to December 31, 2017
•	Unaudited operating data for 2018

Please note that any data subsequent to December 31, 2017 is subject to change once we complete our fiscal year, prepare our financial statements and our accountant completes an audit of those statements.

2017 Operating Results

Our revenues for the twelve months ended December 31, 2017 (“Fiscal 2017”) were $415,372, representing an approximately 1700% increase over the revenues from March 4, 2016 (inception) to December 31, 2016 (“Fiscal 2016”) of $23,096. Our revenue in Fiscal 2017 came from projects (the “Celebrating Stan Lee” event and Colossal), and Legion M merchandise and event sales.

Note that Fiscal 2017 Revenue of $415,372 includes $198,000 that has been invoiced by Legion M and that has not yet been collected. This is owed to Legion M from two different (but related) sponsors of the “Celebrating Stan Lee” event. In both cases, Legion M has fulfilled our contractual obligations and the sponsor has paid some but not all the money owed. We are still in active discussions with each sponsor, and each has stated their intention to pay, but both have missed previous committed deadlines and are over 180 days late. As a result, the company has recorded expense on our Income Statement in the amount of $198,000 which is listed under the category “Bad Debt.” We continue to explore all available methods (including legal action) to recover this money, but believe that it’s in the best interest of our shareholders and potential investors for us to take a conservative approach in accounting for this revenue.

Cost of net revenue for Fiscal 2017 and Fiscal 2016 were $257,156 and $16,684, respectively. In Fiscal 2017 our cost of net revenue comprised expenses related to our “Celebrating Stan Lee” event, Colossal project and the cost of goods sold for other Legion M merchandise and events. In 2016, cost of goods sold was related to merchandise sales only. Accordingly, we had a gross profit of $158,216 for Fiscal 2017 compared to gross profit of $6,412 for Fiscal 2016.

For Fiscal 2017, operating expenses were $2,080,859 representing an 92% increase over our Fiscal 2016 expenses of $1,085,791. This increase is partly a result of a difference in reporting time-period (the company was incorporated in March of 2016, and thus did not have a full year of expenses in Fiscal 2016), as well as some increases in overhead and project spending. Our operating expenses consist of general administrative expenses, marketing, payroll, professional services and travel and entertainment. Payroll, our compensation to employees and contractors, is the largest component of our operating expenses and was $1,122,022 for Fiscal 2017 and $642,511 for Fiscal 2016. As of December 31, 2017, we had five full-time employees, three part-time employees and a variety of contractors (used on an as-needed basis).

Marketing was our next largest expense. Our marketing expense for Fiscal 2017 was $510,359 compared with $240,228 for the partial period Fiscal 2016. Our marketing is focused on generating awareness of Legion M, growing our community, marketing our financing rounds, and building the Legion M brand. This expense varies greatly from month to month. For example, during our equity crowdfunding campaigns we often use online advertising to market the fundraising opportunity. When our projects are released, we often spend time and money to market the project, which has the added benefit of creating exposure for Legion M. We have also produced Legion M events and activations at comic cons and film festivals (e.g. Legion M Live Lounge at Sundance 2018) that have costs associated with them (although whenever possible we work with sponsors to offset or cover these costs).

Other operating expenses included: professional services ($96,877 for Fiscal 2017 and $89,645 for Fiscal 2016); travel and entertainment ($97,676 for Fiscal 2017 and $86,357 for Fiscal 2016); and general and administrative expenses ($46,581 for Fiscal 2017 and $21,047 for Fiscal 2016).

23

Legion M is following GAAP standards for capitalizing costs on projects where we expect a financial return over time. As of December 31, 2017, we had four projects (“ICONS”, Field Guide to Evil, Mandy, and “Pitch Elevator”) on our balance sheet as “Investments” representing $303,791. We did not have capitalized projects in Fiscal 2016, so there is no number to compare this to.

These capitalized projects represent the “bets we still have on the table.” It’s impossible to predict with certainty what the financial return of each project will be. For example, the return on a feature film isn’t known until the film is released, and is dependent upon the success of the film. The return on a TV project is dependent upon the series being sold. As Hollywood is a hit driven business, the returns on any given project are wildly variable. In accordance with GAAP standards, the amount carried on the balance sheet reflects the amount of our investment and are carried at these amounts if and until we determine that our investment will not produce enough future cash flows (under a discounted cash flow model) to recover our investment.  Therefore, the asset balances on our balance sheet are estimates that may not be realizable in the future.

As a result of the foregoing factors as well as other expenses our net loss for Fiscal 2017 was $1,922,699, a 51% increase over the partial period loss of $1,272,622 in Fiscal 2016.

Through the first six months of 2018, the company has continued operations and investments in productions.  As of June 30, 2018, we have over $215,000 of available cash, and are expecting to receive approximately $550,000 worth of funds from our Regulation CF fundraising round. As of April 30, 2018, merchandise related revenue has exceeded $35,000, and costs, including investments in new productions, have totaled $560,000.  Note that these numbers have not been audited.

Financial Effect of Legion M Projects

Due to business sensitivities in our industry and confidentiality requirements of our partners, we do not release financial information for individual projects. However, these numbers in aggregate strongly influence the gross profit/loss on our Income Statement as well as the “Investment Asset” line on our Balance Sheet. In Fiscal 2017, we completed two projects – Colossal and our “Celebrating Stan Lee” event. Colossal was a late-stage P&A investment in an already completed feature film, whereas “Celebrating Stan Lee” was an event that was financed and produced entirely by the company. Both projects are described in further detail elsewhere in this section.

In calculating the expenses of our projects, we account for both the money (i.e. cash investments and money spent on marketing, travel, etc.) and time (e.g. a proportion of cost of salaries for staff working on the project) spent on them. It’s important to note that at this stage in our development, the financial investments we make in projects are relatively small compared to the amount of time we spend on them. However, it’s also important to note that these two expense categories scale very differently. The best way to illustrate this is to use a simplified hypothetical example:

Legion M makes a P&A (Print and Advertising in industry language) investment of $100,000 in a feature film, with a return based on the success of the film. As part of the deal, we agree to host opening weekend meetups around the country, which cost us $5,000 worth of man hours to support and $5,000 worth of travel expenses. We also have $5,000 worth of legal, business development and management expenses associated with the project. In total, we’ve invested $115,000 in the project.

The film is released and provides Legion M a 15% ROI on our 100K investment. When the final numbers are tallied, we invested $115K and received $115K in return, making the project break-even.

While the example above is both fictional and vastly simplified, it is representative of a type of deal that Legion M has engaged in. We provide it to illustrate two points that we believe are important to keep in mind when evaluating our company at this stage:

•	As we grow, we expect the amount of money we invest in projects to get larger, whereas we expect the time we spend supporting them to stay relatively fixed (or in some cases go down due to the development of processes and infrastructure). In the example above, if we’d invested $1 million in the film instead of $100K and spent the same amount of money on time, travel, legal, etc. we’d end up with $135K in net profit instead of break-even. As we grow our investor base and have more access to capital, we expect to be able to take larger positions in projects, reducing the financial significance of the costs we spend supporting them, and improving our chances of profitability when a project is successful.

24

•	As a new company with very little money to invest and very little track record to show what we’re capable of, our negotiating strength is currently at its lowest. As we increase the size of the Legion, demonstrate our capabilities, and grow our capital reserves, we expect our negotiating position to strengthen over time, allowing us to negotiate increasingly favorable terms.

Just as you wouldn’t judge an automotive company based on the profitability of the first few cars coming off the assembly line, we believe the best way to evaluate Legion M’s first projects is with an eye to the future. The projects we have now are prototypes that allow us to better understand our business and demonstrate to investors and partners what a fan-owned company is capable of. The work we do on these projects help us grow the Legion and level up to larger projects in the future. In the two short years we’ve been operating, we have already seen dramatic improvement in both our access to opportunities and our ability to execute on them.

Operating Philosophy

In conjunction with the numbers in our financials, we thought it might be useful to explain how we think about our business. In general, we consider our expenses to fall in one of four categories:

Management and Overhead

These are the “costs of doing business”—things like office space, accounting, management, human resources, IT, etc. Our goal as we grow is to keep these expenses as low as reasonably possible. For example, having a small, tight-knit team minimizes the need for management overhead and infrastructure. We don’t have administrative assistants, fancy office space, or the layer of management and infrastructure required for a larger organization. We travel coach class on discount airlines, and double up in hotel rooms or even crash on friend’s couches whenever possible to save on travel costs. We want to spend every dollar we can on things that grow the value of the company.

Growing the Legion

At this point in the company’s development, we believe that growing the size of our community is the single best way for us to increase the value of our company. That’s because the strength, power, and value of our company depends on the size and strength of our community.

We’ve already seen this in effect. In comparison with other media and entertainment companies, Legion M is an extremely small company with budgets that are almost non-existent by Hollywood’s standards. That said, the fact that we are owned by fans has opened the doors for us to work with some of the biggest names in the business including Dean Devlin, Stan Lee, Kevin Smith, Elijah Wood, Nicolas Cage, Anne Hathaway, Tim League, Tom Quinn, Leonard Maltin, and many more. The larger and stronger the Legion is, the more money we’ll have to invest, and the more power we’ll have to move the needle on the projects we get involved in.

Everything we do – from the projects we invest in to the activations we do at comic cons and film festivals – is done with an eye towards how it can help us grow our Legion of members and investors.

Project Expenses

This is the core of our business—the financing and monetization of entertainment projects. To date, this includes external projects (Colossal, Mandy, Field Guide to Evil, and Bad Samaritan) and internal projects (“ICONS: Face To Face,” “Pitch Elevator”), as well as other large projects like our “Celebrating Stan Lee” event.

At this point in the company’s development, we see each project as a stepping stone to help us grow the Legion and establish Legion M in the industry. As described above (see Financial Effects of Legion M Projects), the amount of money we’re able to invest in our early projects is relatively small, which means that much of the value we receive comes from the strategic value each project provides. We see these early projects as prototypes that allow us to better understand the opportunities and challenges of a company owned by fans.

25

Internal and Business Development

This is the equivalent of “R&D”—the resources we spend cultivating and developing new projects and opportunities. Some examples include:

•	Creating and cultivating relationships with partners who may have projects we’re interested in, or might be interested in our projects

•	Negotiating partnerships

•	Reading and evaluating scripts and project proposals

•	Developing internal ideas (e.g. brainstorming, writing treatments, packaging projects, etc.) and external ideas (e.g. spec scripts, TV pitches, etc.) with our partners

•	Pitching projects to potential buyers and/or financiers

Future Considerations

As described above, our goal is to keep overhead expenses as low as possible so we can maximize the amount of money spent on growing the Legion and developing entertainment projects. That said, over time we expect some increases in our operating expenses in the following areas:

•	As we grow, we may add additional staff to execute our business plan. We currently have one open position for a social media manager, and we expect to have more as the company matures.

•	We currently use office space within our Creative Alliance Partners’ offices in Los Angeles and are paying a monthly fee for conference room space in Century City, CA. As we continue to grow, we may need to acquire more dedicated office space, which will in turn increase our monthly fixed costs.

•	Compensation for Legion M’s top executives is significantly below market rates for their experience/position and well below the compensation they earned at previous companies. This is common for executives during the startup phase, but as the company matures we expect to increase executive pay closer to market levels.

Our Projects

In accordance with ASC 926, “Entertainment—Films” (“ASC 926”), Filmed Entertainment costs include capitalized production costs, overhead and capitalized interest costs, net of any amounts received from outside investors. These costs, as well as participations, are recognized as operating expenses for each individual production based on the ratio that the current period’s gross revenues for such production bear to management’s estimate of its total remaining ultimate gross revenues. The company has set a minimum threshold of $10,000 before capitalizing the costs. Management bases its estimates of ultimate revenue for each production on a variety of factors, including: historical performance of similar productions, market research and the existence of future firm commitments. Management regularly reviews, and revises when necessary, its total revenue estimates on a title-by-title basis, which may result in a change in the rate of amortization and/or a write-down of the asset to fair value amount. Development costs for productions not produced are written-off at the time the decision is made not to develop the story or after three years.

26

Production costs are stated at the lower of unamortized cost or estimated fair value on a production basis. Revenue forecasts for productions are continually reviewed by management and revised when warranted by changing conditions. Results of operations in future years are dependent upon the amortization of production costs and may be significantly affected by periodic adjustments in amortization rates.  As a result, the company' financial results fluctuate from period to period.  If estimates of ultimate revenues change with respect to a production, causing reductions in fair values, we may be required to write down all or a portion of the related unamortized costs of the production to its estimated fair value.  No assurance can be given that unfavorable changes to revenue and cost estimates will not occur, which may result in significant write-downs affecting our results of operations and financial condition.

As of July 31, 2018, we have invested in numerous different projects as follows:

•	ICONS: Face To Face, a VR Interview Series

•	Pitch Elevator, a Digital Series

•	“Celebrating Stan Lee” Event

•	Four Feature Film/TV Series Co-Financing Projects:

o	Colossal

o	Field Guide to Evil

o	Mandy

o	Bad Samaritan

•	Seven Feature Film/TV Series Development Projects

Icons: Face To Face

ICONS: Face to Face is what we believe to be a first-of-its-kind virtual reality interview series that allows fans to stand face to face with the luminaries, titans and leaders of our time. Created using state-of-the-art virtual reality recording technology, these "virtual time capsules" allow fans to get as close as technologically possible to the people who shape our world.

Imagine if you could go back in time and spend an hour with William Shakespeare, Joan of Arc or Martin Luther King, Jr.? Today's technology gives us an unprecedented opportunity to capture and preserve the legacy of today's icons - told in their own voice and defined on their own terms. By building a library of interviews, Legion M aims to preserve these stories in a way that can inspire people all around the globe; now and for generations to come!

In January 2017, Legion M filmed the pilot episode of the ICONS series featuring the legendary Stan Lee. Considered by many to be one of the greatest storytellers of our time, Stan is the co-creator of the Marvel Universe including Spiderman, The X Men, The Avengers, The Fantastic Four, The Incredible Hulk, Iron Man, Dr. Strange, and many, many more. At 94 years old, Stan has amazing energy and a singular point of view on life and love, success and failure, and the little-known origin stories of some of the most popular characters of all time.

In addition to Stan, we also had the opportunity to interview Joan Lee, his wife of nearly 70 years. Joan provided a completely different lens through which to view a man who is loved by so many. Unfortunately, Joan died in the summer of 2017, and Legion M owns what we believe to be her last interview – and likely her only virtual reality interview. The host and interviewer for the pilot was director, actor, author and comedian Kevin Smith—a pop culture Icon in his own right. The experience was shot in Stan Lee’s Los Angeles home.

In capturing these once-in-a-lifetime interviews, we used state of the art technology designed to maximize the fidelity of the footage. The resolution of the camera/lens combination captured footage at the threshold of human perception, which we believe will help future-proof it as virtual reality continues to undergo technological advancements. The cameras were positioned very close to Stan and Kevin, putting the viewer at the center of an intimate conversation with a 360-degree view of the room in Stan’s home where the interview took place. We expect this footage will provide value for generations to come.

27

We’ve hired experienced virtual reality producer Brian Seth Hurst of StoryTech Immersive (PBS’s My Brother’s Keeper) to move the development, distribution and monetization of the project forward. We are currently in discussions with several interested partners for distribution and monetization.

Pitch Elevator

Anybody can have a great idea for a movie or TV show but very few people have the connections necessary to get those ideas made. Legion M aims to change that with Pitch Elevator.

In October of 2016, we built a full-size elevator set on the show floor of Stan Lee’s Los Angeles Comic Con. Inside were two cameras, a cameraman and a countdown timer. Guests were invited to step inside and give a two-minute pitch for their movie, television show or virtual reality idea.

We captured over 200 pitches at Comic Con, and over 200 more during an online submission period. We then built an online game that allows members of the Legion to evaluate, rank and vote on these pitches. Over the course of multiple rounds, we are currently narrowing the field down to the top 10 pitches, each of whom will win a prize package plus the once-in-a- lifetime opportunity to pitch their idea to a panel of Hollywood insiders. The best of these pitches will win a development deal with Legion M.

We had a camera crew present at Comic Con that allowed us to capture unscripted footage of the entire event. We have packaged the entire experience into a treatment for an unscripted television or web series that we are currently pitching to interested studios and brands. We feel this is a great project for Legion M as it provides both in-venue activation opportunities and compelling content that help promote Legion M. We are pitching the project to potential partners to turn the idea into a digital special, series or TV show.

Stan Lee Celebration

On July 18, 2017, Legion M united fans around the world to give comic book icon Stan Lee a once-in-a-lifetime gift—an imprint ceremony at the TCL Chinese Theatre IMAX. This was the first time in history that fans united to present such an honor, and industry luminaries such as Marvel president Kevin Feige, comedian/director Kevin Smith, SPAWN creator Todd McFarlane, S.H.I.E.L.D. star Clark Gregg and BLACK PANTHER star Chadwick Boseman presented speeches during the ceremony, followed by press interviews and meet and greets with Stan for fans and sponsors.

After the hand and footprint ceremony, Legion M hosted a “Tony Stark House Party” at a 9,000 square foot mansion in the Hollywood Hills for Stan and his 500 biggest fans, which was captured by a professional livestream production crew and broadcast to over 100K people watching live on Twitch. We monetized both the ceremony and after party with sponsorships, tickets and merchandise sales.

Thanks to brisk ticket sales and strong sponsor support, the afterparty generated more than enough revenue to pay for its direct costs and helped subsidize the costs of the imprint ceremony. We had exceptional media coverage of the event, with dozens of outlets covering the ceremony (including a feature story in Variety Magazine), generating an estimated 11+ million media impressions, and creating a terrific PR moment for Legion M and our investors.

Feature Film/TV Series Co-Financing

While our development fund is not yet large enough to fully finance a feature film or television project, the prospect of having Legion M co-finance a project has proven appealing to many potential partners. We are in discussions with several partners about having Legion M participate in projects that are already in development, in production, or already completed. As of July 31, 2018, Legion M has participated in four such projects:

•	In early 2017, we participated in the theatrical release and marketing of the feature film Colossal starring Anne Hathaway and Jason Sudeikis. We partnered with distribution company Neon Rated, LLC on the print and advertising (P&A) for the platform release which began on April 7, 2017. As part of the release of Colossal in April 2017, we hosted meetups all over the country with hundreds of Legion M members and investors attending and creating buzz to help the film’s box office performance. We also produced and sold Colossal merchandise in the Legion M store;

28

•	In early 2017, we invested in production financing for the horror anthology feature film The Field Guide To Evil, which is went into pre-production on March 31, 2017. The film had its world premiere at South By Southwest 2018 Film Festival, and is currently being represented by CAA for distribution. Legion M is working directly with the film’s producers to create activations and opportunities for our investors and members to engage with this project, including filming two Facebook Live interviews with the filmmakers in March of 2018. We expect the film to release in late 2018.

•	In 2017, we invested in production financing of the feature film Mandy, directed by Panos Cosmatos and starting Nicolas Cage, Andrea Riseborough, Linus Roache, and Bill Duke. The film opened the midnight section of the 2018 Sundance Film Festival, and ended up being one of the best reviewed films of the festival. Legion M partnered with SpectreVision, Umedia, and XYZ Films to finance both the film and the score, which was one of two-time Academy Award nominee Jóhann Jóhannsson’s final works before his death in 2018. The movie was picked up for distribution by RLJ films and is scheduled have a theatrical release in September of 2018.

•	In 2018, we partnered with Dean Devlin’s production and distribution company Electric Entertainment, Inc., forging an innovative P&A (print & advertisement) investment for the release of their feature film Bad Samaritan starring David Tennant and Robert Sheehan. The film released on May 4th, 2018 on over 2,000 screens in North America. In support, Legion M volunteers organized over 130 opening weekend meetups around the country

Feature Film/TV Series Development

As of June 30, 2018, Legion M has approximately seven different publicly announced projects in early stage development, including the unscripted television series “Stunt Team: Drive” and “Upside,” as well as three narrative television projects (“Airship Cowboys,” “Malice,” and “Evermor”) that were publicly announced in March of 2018. Our development projects consist of either original concepts that we have created or existing IPs with which we are negotiating or have secured a partnership. Our goal is to develop these ideas and sell them to a studio, production, or distribution partner.

Liquidity and Capital Resources

In Fiscal 2017, Legion M had a second round of equity crowdfunding under Regulation A and Regulation CF under the Securities Act. We raised a total of $2,038,339 to continue funding the company’s operations. Note that due to the timing of closing activities with our funding platform (see note 5), $74,691 of the funds from these investments were not received until 2018.

In May of 2018, Legion M launched our third round of equity crowdfunding under Regulation CF. The round ended oversubscribed on July 27th, 2018, raising approximately $902,000, the maximum allowable for Legion M at the time under Regulation CF

As of June 30, 2018, had over $ 215,000 in cash, and are expecting to receive approximately $550,000 worth of funds from our Regulation CF fundraising round. We do not currently have any loans. We have not committed to make any capital expenditures. We have no bank line of credit or other financings arranged.

Over time, we expect to launch many more additional rounds of funding. Our long-term goal is to have one million shareholders as owners of the company. We believe that could make us one of the most influential companies in Hollywood.

That said, we cannot guarantee that we will have sufficient capital to finance our growth and planned business operations in the future or that such capital will be available to us on terms that are favorable to us. We are currently incurring operating deficits that are expected to continue for the foreseeable future. We’ve had three successful rounds of equity crowdfunding so far, and are planning more in the future, including this Offering. If we fail to raise adequate funds from this or future rounds, our plan would be to reduce operating expenses and conserve cash while seeking additional funding and finance partners.

29

Trend Information and Planned Operations

General Industry Trends

Film, television and digital entertainment is a global industry that generates trillions of dollars in revenue each year. Home to some of the largest and best known corporations in the world (e.g. Disney, Sony, etc.), it is an extremely complex and competitive industry that with stakeholders ranging from content creators and studios to networks and distribution companies.

As the industry grows, it’s constantly evolving. In recent years, changes in technology and consumer habits have ushered in dramatic shifts in the industry, including the proliferation and success of global OTT (“over the top”) services such as, Netflix, Amazon and Hulu, entertainment content distributed by wireless phone carriers, new technologies like interactive TV and Virtual Reality, and the growth of non-traditional models such as, PPV (pay per view), VOD (video on demand), and SVOD (subscription video on demand).

We believe that disruption of the entertainment market has created (and will continue to create) an unprecedented opportunity for a fan-owned company like Legion M. That’s because no matter how the technology or industry landscape changes, the one thing that remains constant is the importance of the audience. It’s the collective eyeballs and wallets of viewers around the world that fuel the entire industry. We believe that by building a company owned by fans we’re creating a strategic advantage resilient to changes in technology and consumer behavior and building something that will stand the test of time.

Company Trends and Activities

The following section contains a discussion of some, but not all, of our planned activities in the coming months. There’s no guarantee that we’ll follow this plan, or be able to execute it successfully. As a startup, our plan is constantly changing and evolving as we react to current opportunities and market conditions. That said, the activities below may be useful to you in understanding our current thinking.

Growing the Legion/Fundraising

At this point in the company’s development, we believe that growing the size of our community is the single best way for us to increase the value of our company. That’s because the strength, power, and value of our company depends on the size and strength of our community. As our Legion of fans grows, so will our access to high quality entertainment projects and our ability to market and support these projects.

Growing the number of investors in the company is also critical in that it provides the capital necessary for our growth. We’re also considering the prospect of bringing in a round of strategic investors who can increase our capital reserves and help us find and fund new projects.

Since we’re a relatively new company, marketing and public relations are extremely important tools for us to grow the Legion. In general, we plan to spend up to 25% of the money we raise from our crowdfunding offering marketing and promoting the Legion. The money we spend on marketing builds our brand, enhances our public visibility, and grows our community. This in turn drives growth of the Legion, and increases our competitive advantage. Some of the primary marketing channels we expect to use include:

•	Online advertising;
•	Attending and/or exhibiting at conventions and film festivals;
•	Community events (i.e. Meetups);
•	Creating and encouraging viral sharing opportunities for our members;
•	Public relations, including speaking on panels and creating bylines for publication;
•	Sponsoring of events/activities;
•	Referral programs; and
•	Developing, printing, and distributing promotional materials (i.e. promo cards, buttons, stickers, etc.) that enable members of our Legion of fans to help spread the word.

30

Our marketing costs fluctuate heavily based on business conditions. If a method of marketing is successful (meaning that it is effective at growing the Legion) we can turn it up. If it’s not effective, we can turn it down or even shut it off completely.

It’s worth noting that many of our projects also serve as excellent marketing vehicles for the company. For example, the work we do promoting films like Colossal and Bad Samaritan results in significant exposure for Legion M. The same is true for our “Celebrating Stan Lee” event, which garnered an estimated 11 million media impressions.

Project Development

Aside from growing the Legion, we expect to continue developing entertainment projects. The amount of money we invest in projects will depend heavily on the results of our future fundraising rounds. Our budgets are still typically measured in tens or hundreds of thousands of dollars, but in general, we’ve seen an upward trend in our budgets as the company has grown in size and capital resources. We hope that trend will continue.

Our goal as a company is to maintain a slate of projects that is diversified across genre (i.e. comedy vs. horror), medium (i.e. feature films, vs. TV vs. virtual reality) and risk (i.e. high risk early stage projects vs. lower risk late stage projects). The range of projects on Legion M’s slate is quite large, and is likely to evolve over time. As of this writing (July 2018), our current activities include:

Developing and Producing Legion M’s own Entertainment Projects

We have several entertainment projects currently in development/production that we hope to monetize in the coming years. These include our “ICONS: Face To Face” virtual reality interview series with Stan Lee, our “Pitch Elevator” digital series, our “Airship Cowboys,” “Malice,” “Stunt Team: Drive,” and “Evermor” TV projects, and other television, movie and virtual reality projects that have not yet been announced. In addition, we also may produce future events like our Stan Lee Handprint Ceremony.

Co-Producing/Investing In External Entertainment Projects

We have developed relationships with several partners that may allow us to co-produce or invest in their entertainment projects. Examples of such projects include the feature films Colossal, Field Guide to Evil, Bad Samaritan and Mandy. Our ability to partner on these types of projects will be heavily dependent upon how much money we raise for our project development fund.

Business Development

Since inception, Legion M has seen steady growth in our access to partners and deals. We plan to continue investing in business development to generate business and marketing opportunities for Legion M. This activity consists of sourcing entertainment projects, sourcing distribution channels, producing events and marketing opportunities, networking with potential advisory board members and/or board of directors’ members and potential marketing partners.

Harnessing the Power of the Community

One of Legion M’s foremost assets is our community of investors and members. We’ve seen firsthand how the talents and efforts of our most enthusiastic investors can be used to contribute to the success of THEIR company. As such, we are constantly seeking ways to engage our community and expect to continue devoting time and resources to developing tools, infrastructure, and processes that allow us to harness its power. Some examples include:

•	Meetup Maker: an online tool that allows Legion M volunteers to organize local meetups in their area for movie premieres, and other Legion M meetups.
•	SCOUT: an online system that allows Legion members/investors to become Legion M scouts and help evaluate potential projects at film festivals.
•	Mogul: an online system that enabled Legion M members/investors to rate and evaluate over 400 pitches as part of the Pitch Elevator project.
•	MPulse: an online system that allows Legion M investors to rate and evaluate Legion M’s past, present, and future slate of projects.
•	Legion M Members-Only Facebook Group: a Facebook group that gives members and investors of Legion M the opportunity to communicate directly with the Legion M executives and staff.
•	Legion M forums: Online forums built and maintained by Legion M volunteers with dozens of rooms covering everything from Legion M development to local interest groups.
•	The Hive: A working group providing Legion M members/investors an opportunity to participate and contribute to Legion M’s PR goals.
•	The Sponsorship Program: A program that allows Legion M members/investors to earn sales commissions on sponsorships of Legion M events.

31

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s executive officers and directors are as follows;

Name	Position	Age	Term of Office (if indefinite, date appointed)	Approximate hours per week (if part- time)/full-time

Executive Officers:
Paul Scanlan	Co-Founder, Chief Executive Officer, Chief Financial Officer and Treasurer	48	Appointed to indefinite term of office. March 9, 2016	Full-time

Jeff Annison	Co-Founder and President	46	Appointed to indefinite term of office. March 9, 2016	Full-time

Terri Lubaroff	Chief Operating Officer, Secretary	45	Appointed to indefinite term of office. Nov. 15, 2017	Full-time

Directors:
Paul Scanlan	Director	48	Appointed to indefinite term of office. March 4, 2016

Jeff Annison	Director	46	Appointed to indefinite term of office. March 4, 2016

Terri Lubaroff	Director	45	Appointed to indefinite term of office November 15, 2017.

32

Paul Scanlan – Co-founder, Chief Executive Officer, Chief Financial Officer and Treasurer

Paul Scanlan is Legion M’s Co-Founder and has been the Chief Executive Officer of Legion M since its inception in March 2016. Immediately before that, Mr. Scanlan was Cofounder and President at MobiTV. In 1999, Mr. Scanlan co-founded MobiTV, Inc., a leader in monetizing media outside the living room. From 2007 to 2016, Mr. Scanlan was the President of MobiTV and played a crucial role in MobiTV’s success from a start-up to a market leader in a fast growing space. Mr. Scanlan continues to serve as a director on the MobiTV board. In 2005, Mr. Scanlan and his MobiTV team earned an Emmy Award for Technical Achievement in Advancing Television, and his accomplishments at MobiTV were profiled in 2011 in Tarang Shah’s book, “Venture Capitalists at Work: How VCs Identify and Build Billion-Dollar Successes.” Mr. Scanlan earned his Bachelor of Science degree in Radio, TV & Film from the University of Wisconsin at Madison.

Jeff Annison – Cofounder & President

Jeff Annison is Legion M’s Co-Founder and has been the President of Legion M since its inception in March 2016. In 2009, Mr. Annison co-founded Underground Labs, Inc., a product development studio that created innovative mobile apps and web experiences for customers such as AT&T, Sony Music, Universal Music, Coca Cola, the US Navy, the ACC (Atlantic Coast Conference), SEC (the Southeastern Conference), etc. He also served as Chairman of the New York Rock Exchange (a product of Underground Labs), which allows fans to purchase commemorative shares of individual songs. From 2009 to 2016, he was the Chief Executive Officer of Underground Labs. Immediately prior to founding Underground Labs, Mr. Annison co-founded MobiTV in 1999. From 1999 to 2009, Mr. Annison led MobiTV’s engineering and product development teams, scaling operations from 3 to 300 employees, growing to over 25 million paying subscribers and winning an Emmy Award for Innovation in Television. Prior to 1999, Mr. Annison designed toys for Hasbro and theme park rides for Universal Studios. Mr. Annison earned his Bachelor degree of Science in Mechanical Engineering from University of California, Los Angeles.

Terri Lubaroff – Chief Operating Officer, Secretary

Terri Lubaroff, Esq. is Chief Operating Officer and Corporate Secretary of Legion M. She started at Legion M as Head of Acquisition and Corporate Secretary in March 2016 and was promoted to COO in November 2017. Prior to joining Legion M, Ms. Lubaroff served as Chief Operating Officer of Meltdown Comics and Collectibles, Meltdown Entertainment, and its tech incubator Meltdown Reactor where she incubated nascent tech start-ups in the entertainment space and oversaw white label activations for companies like Microsoft and Wizards of the Coast. She served in that position from January 2014 through January 2016. Contemporaneously, Ms. Lubaroff maintained her own legal practice, both at the Lubaroff Entertainment Law (November 2013-Sept. 2016) and Lubaroff Mediation (August 2009-Sept. 2016). She also oversaw an unscripted reality series with the SyFy channel. Ms. Lubaroff has been an entrepreneur, a lawyer, a mediator and a TV and Film development executive. She previously ran Humble Journey Films, which had an overall deal at Paramount/CBS where she developed and sold nine TV pilots to networks such as NBC, CBS, BET and VH1, two of which she co-created and co-wrote.  Ms. Lubaroff has also worked as a talent and literary manager and as a writer and producer in various capacities, including ghost-writing for various clients. She began her entertainment career as an actor, writer and live event producer and director. A member of the California Bar and the Florida Bar, Terri is a frequent guest speaker for the entertainment industry, most notably at San Diego Comic-Con, and was quoted about TV development in the 2008 book, “Small Screen, Big Picture."  Terri studied theatre performance and directing and law at the University of Florida, with specialized training in mediation and negotiation from Pepperdine University’s School of Law.

33

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2017, we compensated our three highest paid executive officers and directors on as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Paul Scanlan	CEO	$175,000	$0	$175,000
Jeff Annison	President	$175,000	$0	$175,000
Terri Lubaroff*	COO/Head of Acquisition	$125,000	$0	$125,000

For the fiscal year ended December 31, 2017, we did not pay our directors in their capacity as directors. There are three directors in this group. In May of 2018, Terri Lubaroff’s salary was increased to $150,000 per year.

34

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of June 30, 2018, the Legion M’s voting securities that are owned by our executive officers, directors and other persons holding more than 10% of the company’s voting securities.

Name of Beneficial Owner	Address of beneficial owner	Amount and nature of beneficial ownership (3)	Amount and nature of beneficial ownership acquirable (1)(3)	Percent of class (2)
Paul Scanlan	1801 Century Park East, 24th Floor Los Angeles, CA 90067	495,040 shares of Class B Common Stock	247,520 shares of Class B Common Stock subject to vesting	52.6%
		113 shares of Class A Common Stock	(4)	<1%
Jeff Annison	1801 Century Park East, 24th Floor Los Angeles, CA 90067	404,986 shares of Class B Common Stock	202,494 shares of Class B Common Stock subject to vesting	44.5%
		14 shares of Class A Common Stock	(4)	<1%
Directors and Officers as a group	1801 Century Park East, 24th Floor Los Angeles, CA 90067	911,276 shares of Class B Common Stock	458,764 shares of Class B Common Stock subject to vesting	84.4%
		162 shares of Class A Common Stock	42,333 shares available under stock options (4)(5)	7.6%

(1) Based on a total of 1,637,243 shares of Class B Common Stock and 558,879 shares of Class A Common Stock, as applicable, which are issued and outstanding as of June 30, 2018. 473,643 shares of the Class B Common Stock are subject to vesting over the next 24 months with vesting contingent upon continued service with the company.

(2) This calculation is the number of shares of voting securities that person owns now, plus the number of shares he is entitled to acquire as of August 31, 2018. That amount is then shown as a percentage of the issued and outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on his current and acquirable ownership.

(3) All shares are directly held.

(4) Class A Common Stock is convertible to Class B Common Stock.

(5) The options were granted under the 2016 Equity Incentive Plan.

35

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Prior to our formation, development activities commenced and certain startup expenses were incurred. To fund startup expenses such as salaries, marketing and exhibition expenses at the 2016 Silicon Valley Comic Convention, we took out a $200,000 promissory note on November 30, 2015 from Underground Labs, Inc., a third party related to us via mutual ownership by Messrs. Scanlan and Annison. The money loaned by Underground Labs to Legion M came from a third party individual investor who loaned the money to Underground Labs specifically to fund Legion M’s startup expenses. That money was held in its own account and used exclusively to pay startup expenses on behalf of Legion M. On March 31, 2016, we issued a Convertible Note payable in the amount of $203,342 to this investor in repayment of such funds provided by Underground Labs, and Underground Labs turned over to Legion M all the money remaining in the account along with a full accounting of money that had been spent. The original promissory note owed to Underground Labs was paid in full and cancelled, and the agreement between Underground Labs and Legion M was terminated.

Pursuant to terms of the convertible note for the third party investor, interest accrued at simple interest of 5% per annum; and as of August 14, 2016, the note was converted into 42,265 shares of our Class B Common Stock at $4.90 per share, a 30% discount of the per share price of the Class A Common Stock sold at our Reg. CF financing round which closed on that same day.

On May 11, 2016, in connection with a vehicle purchase (1959 Cadillac), we entered into a Bill of Sale and a Loan Agreement with Underground Labs, Inc. for the principal amount of $33,000 at 4% per annum from April 17, 2016. The loan has since been paid in full.

36

SECURITIES BEING OFFERED

Legion M is offering Class A Common Stock in this Offering.

Legion M’s authorized capital stock consists of 20,000,000 shares of Common Stock, at $0.0001 par value, of which 17,000,000 shares are Class A Common Stock and the remaining 3,000,000 shares are Class B Common Stock. Class A Common Stock has the same rights and powers of, ranks equally to, shares ratably with and is identical in all respects, and as to all matters to Class B Common Stock; except that (i) each holder of Class B Common Stock is entitled to 10 votes per share of Class B Common Stock whereas each holder of Class A Common Stock is entitled to only 1 vote per share of Class A Common Stock, and (ii) there are certain restrictions to transfer of the Class B Common Stock that do not apply to the Class A Common Stock.

Legion M modelled its dual class stock structure after leading companies, including Google, Facebook and Berkshire Hathaway. This structure allows us to be owned by a very large group of small, non-professional investors while maintaining strong corporate governance. We feel it’s important for all our shareholders’ interests to be aligned, and have purposely avoided giving financial preferences or taking investment from those who insist on having them. Since our goal is to grow our Legion as large as possible, we have set the minimum investment amount per investor at $100. We expect our Legion of shareholders to be comprised of a large number of small, non-professional, or even first-time investors, with not much experience in start-ups or the entertainment industry. While we believe the opinions of these investors will be extremely helpful for us to find, develop, and promote entertainment content, we don’t believe they are well suited to vote on material corporate decisions on a pari passu basis with the founders or other seasoned industry veterans who are also shareholders of the company.

The following is a summary of the rights of Legion M’s capital stock as provided in its Amended and Restated Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Class A Common Stock

Voting Rights.

Each holder of Legion M’s Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders. Holders of Class A Common Stock at all times shall vote together with the holders of Class B Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of Legion M.

The holders of Class A Common Stock in this offering are subject to a drag-along provision as set forth in the Subscription Agreement, pursuant to which each holder of Class A Common Stock purchased in this offering agrees that, in the event the company’s board and the holders of a majority of the votes of the outstanding shares of the company’s Class A Common Stock and Class B Common Stock (taking into account the 10 votes per share voting of the Class B Common Stock) vote in favor of a sale of the company, then such holder of Class A Common Stock will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the company, and deliver any documentation or take other actions reasonably required, amongst other covenants. The enforceability of such provision as it relates to appraisal rights will be subject to the provisions of Delaware law.

Dividends.

Subject to preferences (of which, currently there are none) that may be applicable to any then outstanding class of capital stock having prior rights to dividends, shareholders of Legion M’s Class A Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally-available funds. However, no dividend shall be declared or paid on shares of the Class A Common Stock unless the same dividend with the same record date shall be declared or paid on the shares of Legion M’s Class B Common Stock. Legion M has never declared nor paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this Offering or in the foreseeable future.

37

Class B Common Stock

Voting Rights.

Each holder of Legion M’s Class B Common Stock is entitled to ten votes for each share on all matters submitted to a vote of the shareholders. Holders of Class B Common Stock at all times shall vote together with the holders of Class A Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of Legion M.

Dividends.

Subject to preferences (of which, currently there are none) that may be applicable to any then outstanding class of capital stock having prior rights to dividends, holders of Legion M’s Class B Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally-available funds. However, no dividend shall be declared or paid on shares of the Class B Common Stock unless the same dividend with the same record date shall be declared or paid on the shares of Legion M’s Class A Common Stock. Legion M has never declared nor paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this Offering or in the foreseeable future.

Restrictions on Transfer

No holder of Legion M’s Class B Common Stock may sell, transfer, assign, pledge or otherwise dispose of or encumber any Class B Common Stock without Legion M’s prior written consent. Legion M may withhold consent for any legitimate corporate purpose.

Conversion Rights.

Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder at any time upon written notice to Legion M. Except for certain permitted transfers, each share of Class B Common Stock shall be automatically, without further action by its holder, converted into one share of Class A Common Stock, upon sale or assignment.

Liquidation Rights.

In the event of Legion M’s liquidation, dissolution or winding up, holders of Legion M’s Class A and Class B Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of Legion M’s debts and other liabilities and the satisfaction of any liquidation preference (of which, currently there are none) granted to the holders of any then outstanding class of capital stock having prior liquidation rights.

Other Rights.

Holders of Legion M’s Class A and Class B Common Stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Legion M’s Class A or Class B Common Stock.

38

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

We are offering a maximum of 300,480 shares of Class A Common Stock on a “best efforts” basis.

The cash price per share of Class A Common Stock is initially set at $8.88. As an accommodation to investors who were blocked due to the oversubscription of our 3rd round, Legion M is allowing any amounts that could not be accepted by the company due to the oversubscription of the 3rd round to be invested in the current round for a discounted offering price of $8.32 per share of Class A Common Stock. This discounted price will only available for the first two weeks after the round is opened, and will only be allowed for funds that were rejected due to oversubscription of the 3rd round (the “Unfulfilled Regulation CF Subscription Amount”).

For example, an investor who attempted to invest $500 in the 3rd round, but was only allowed to invest $100 due to oversubscription would be allowed to invest up to $400 in the new round at the discounted $8.32 share price. If that investor wanted to invest more than $400 in the new round, they would pay the discounted price of $8.32 per share for the first $400 worth, and the full price of $8.88 per share for any investment beyond $400.

The minimum investment is $100, or if an investor has Unfulfilled Regulation CF Subscription Amount, the amount of the Unfulfilled Regulation CF Subscription Amount if lower. If we are unable to raise at least $250,000, all investments held in escrow will be returned to investors.

We plan to market the shares in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online investment platform.

We are offering our securities in all states other than Nebraska and Arizona. In the event we make arrangements with a broker-dealer to sell into these states, we will file a supplement to the Offering Statement of which this Offering Circular forms a part.

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Wefunder has agreed to host this offering of our Class A Common Stock on its online platform and waived its fees and commissions.

Our Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the www.wefunder.com/legionm website as well as our own website www.legionm.com/investorrelations. Prospective investors may subscribe for our shares in this offering only through the Wefunder website.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Securities and Exchange Commission, we will accept tenders of funds to purchase the shares. We may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). The funds tendered by potential investors will be held by Boston Private Bank, and will be transferred to us upon closing. A closing will occur each time we accept funds (after the first closing of a minimum of $250,000). Upon closing, funds tendered by investors will be made available to us by our escrow agent for our use.

Process of Subscribing

You will be required to complete a subscription agreement to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

39

If an investor has an Unfulfilled Regulation CF Subscription Amount, such investor will receive an email after qualification detailing the amount of Unfulfilled Regulation CF Subscription Amount and the process for subscribing, including completing a subscription agreement.

Wefunder will host this offering, and be responsible for processing all subscriptions and related payments. Wefunder has agreed to waive all Wefunder fees for us and our investors, including fees related to processing subscription agreements executed via electronic signature, fund transfer, wire processing and anti-money laundering check. Notwithstanding anything to the foregoing Wefunder may pass through direct costs associated with payment options that are not ACH, including but not limited to, a $10 check processing fee which is charged to each investor who wishes to pay with a check, or any incremental costs related to debit card or credit card transactions.

Boston Private Bank will be our escrow agent. Legion M pays an annual fee of $2,500 for escrow services.

Carta (formerly eShares, Inc.) is currently our transfer agent for maintaining our shareholder information on a book-entry basis. Legion M is paying all Carta fees – the investors are not responsible for any costs or fees from Carta related to this offering. At each closing, Wefunder will transmit to Carta all subscription information in an electronic format that can be easily imported into Carta’s database.

We are not engaging any broker-dealers at this time, and until we do, we do not expect to have any associated broker-dealer fees.

Transfer Agent and Registrar

Carta, 195 Page Mill Road, Suite 01, Palo Alto, CA 94306 is the transfer agent and registrar for Legion M’s common stock.

40

FINANCIAL STATEMENTS

Legion M Entertainment, Inc.

A Delaware Corporation

Financial Statements and Independent Auditor’s Report

December 31, 2017 and 2016

41

Legion M Entertainment, Inc.

TABLE OF CONTENTS

Page

INDEPENDENT AUDITOR’S REPORT	1-2

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2017 AND 2016, FOR THE YEAR ENDED DECEMBER 31, 2017 AND THE PERIOD FROM MARCH 4, 2016 (INCEPTION) TO DECEMBER 31, 2016:

Balance Sheets	3

Statements of Operations	4

Statements of Changes in Stockholders’ Equity	5

Statements of Cash Flows	6

Notes to Financial Statements	7-17

To the Board of Directors of

Legion M Entertainment, Inc.

Emeryville, California

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of Legion M Entertainment, Inc., which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2017 and for the period from March 4, 2016 (inception) to December 31, 2016, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Legion M Entertainment, Inc. as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the year ended December 31, 2017 and for period from March 4, 2016 (inception) to December 31, 2016, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matters

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has not generated profits since inception, has negative cash flows from operations, has sustained a net losses of $1,922,699 and $1,272,622 in the periods ended December 31, 2017 and 2016, respectively, and has an accumulated deficit of $3,195,321 as of December 31, 2017. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Denver, Colorado

May 2, 2018

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Legion M Entertainment, Inc.
Balance Sheets
As of December 31, 2017 and 2016

	As of December 31, 2017	As of December 31, 2016
ASSETS
Current assets:
Cash	$611,755	$638,309
Other receivable	58,131	1,000
Subscriptions receivable in escrow	74,691	-
Inventory	11,471	8,432
Prepaid expenses	65,976	10,000
Total current assets	822,024	657,741

Non-Current assets:
Property and equipment, net	28,419	36,548
Investments in productions	303,791	-
Total non-current assets	332,210	36,548
TOTAL ASSETS	$1,154,234	$694,289

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$58,923	$91,146
Deferred revenue	10,343	-
Note payable to related party	-	8,374
Accrued expenses	10,131	8,935
Total current liabilities	79,397	108,455
Total liabilities	79,397	108,455

Stockholders' equity:
Class A common stock, $0.0001 par, 17,000,000 authorized, 447,818 and 170,503 issued and outstanding at December 31, 2017 and 2016, respectively	44	17
Class B common stock, $0.0001 par, 3,000,000 authorized, 1,639,243 issued and outstanding, 981,258 vested at December 31, 2017 and 1,643,688 issued and outstanding, 584,104 vested at December 31, 2016	165	165
Additional paid-in capital	4,269,949	1,858,274
Accumulated deficit	(3,195,321)	(1,272,622)
Total stockholders' equity	1,074,837	585,834
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,154,234	$694,289

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

Legion M Entertainment, Inc.
Statements of Operations
For the year ended December 31, 2017 and the period from March 4, 2016 (inception) to December 31, 2016

	For the year ended December 31, 2017	For period ended December 31, 2016

Revenue	$415,372	$23,096
Costs of net revenues	257,156	16,684
Gross profit	158,216	6,412

Operating expenses:
Compensation and benefits	990,143	456,547
Sales and marketing	510,359	240,228
Independent contractors	131,879	185,964
Professional fees	96,877	89,645
Travel expenses	97,676	86,357
General and administrative	46,581	21,047
Depreciation	9,344	6,003
Bad debt	198,000	-
Total operating expenses	2,080,859	1,085,791
Loss from operations	(1,922,643)	(1,079,379)

Other expenses:
Interest expense	56	10,988
Interest expense - conv. note discount	-	182,255
Total other expenses	56	193,243
Net loss	$(1,922,699)	$(1,272,622)

Weighted average common shares:
Basic and Diluted	1,914,466	1,596,578

Earnings per share:
Basic and Diluted	$(1.00)	$(0.80)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

Legion M Entertainment, Inc.
Statements of Changes in Stockholders’ Equity
For the year ended December 31, 2017 and the period from March 4, 2016 (inception) to December 31, 2016

	Class A Common Stock		Class B Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Additional Paid- in-Capital	Accumulated Deficit	Total Stockholders' Equity

Balance at March 4, 2016	-	$-	-	$-	$-	$-	$-

Common stock issuances:
Class A ($0.0001 par, $7.00 issue)	170,503	17	-	-	1,193,504	-	1,193,521
Class B ($0.0001 par, $0.0001 issue)	-	-	50,000	5	-	-	5
Class B ($0.0001 par, $0.001 issue)	-	-	1,496,040	150	1,346	-	1,496

Conversion of notes payable:
$4.90 Conversion	-	-	86,788	9	425,253	-	425,262
$7.00 Conversion	-	-	10,860	1	76,019	-	76,020

Discount on conversion of convertible notes payable	-	-	-	-	182,255	-	182,255

Stock based compensation	-	-	-	-	118,706	-	118,706

Fair value of warrants	-	-	-	-	62,920	-	62,920

Offering costs	-	-	-	-	(201,729)	-	(201,729)

Net loss	-	-	-	-	-	(1,272,622)	(1,272,622)
Balance at December 31, 2016	170,503	$17	1,643,688	$165	$1,858,274	$(1,272,622)	$585,834

Common stock issuances:
Class A ($0.0001 par, $7.47 issue)	272,870	$27	-	$-	$2,038,312	$-	2,038,339
Conversion of Class B to Class A	4,445	-	(4,445)	-	-	-	-

Stock based compensation	-	-	-	-	340,698	-	340,698

Fair value of warrants	-	-	-	-	113,779	-	113,779

Offering costs	-	-	-	-	(81,114)	-	(81,114)

Net loss	-	-	-	-	-	(1,922,699)	(1,922,699)
Balance at December 31, 2017	447,818	$44	1,639,243	$165	$4,269,949	$(3,195,321)	$1,074,837

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

Legion M Entertainment, Inc.
Statements of Cash Flows
For the year ended December 31, 2017 and the period from March 4, 2016 (inception) to December 31, 2016

	For the Year December 31, 2017	For the Period December 31, 2016
Cash flows from operating activities
Net loss	$(1,922,699)	$(1,272,622)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	9,344	6,003
Stock compensation expense	340,698	118,706
Fair value of warrants issued for marketing services	113,779	62,920
Interest on convertible notes payable	-	6,983
Discount on conversion of convertible notes payable	-	182,255
Changes in operating assets and liabilities:
Increase in other receivables	(57,131)	(1,000)
Increase in inventory	(3,039)	(8,432)
Increase in prepaid expenses	(55,976)	(10,000)
Decrease in accounts payable	(32,223)	91,146
Increase in deferred revenue	10,343	-
Increase in accrued expenses	1,196	8,935
Net cash used in operating activities	(1,595,708)	(815,106)

Cash flows from investing activities
Purchase of property and equipment	(1,215)	(42,551)
Investments in productions	(303,791)	-
Net cash used in investing activities	(305,006)	(42,551)

Cash flows from financing activities
Proceeds from issuance of Class A common stock	1,963,648	1,193,521
Proceeds from issuance of Class B common stock	-	1,501
Offering costs	(81,114)	(201,729)
Proceeds from convertible notes issuances	-	494,299
Proceeds from note payable to related party	-	33,000
Principal payments on note payable to related party	(8,374)	(24,626)
Net cash provided by financing activities	1,874,160	1,495,966
Net change in cash	(26,554)	638,309

Cash at beginning of period	638,309	-
Cash at end of period	$611,755	$638,309

Supplemental disclosure of cash flow information
Cash paid for interest	$56	$4,005

Supplemental disclosure of non-cash financing activities
Conversion of convertible notes payable	$-	$501,282

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016, for the year ended December 31, 2017, and period from March 4, 2016 (inception) to December 31, 2016

NOTE 1: NATURE OF OPERATIONS

Legion M Entertainment, Inc. (the “Company”), is a corporation organized March 4, 2016 under the laws of Delaware. The Company was formed as a fan-owned entertainment company.  The Company is working with Hollywood creators and producers to develop and monetize content together with the fans. The Company’s mission is to empower creators to push the boundaries and empower fans to be a part of the content they love.  The Company intends to develop a slate of projects in the entertainment space, including, but not limited to, feature films, TV series, virtual reality projects, games, and web series.

Revenue totaled $415,372 and $23,096 for the periods ending December 31, 2017 and 2016, respectively. The Company’s activities since inception have consisted of formation activities, R&D, raising capital, business development, developing the initial slate of projects, establishing the Legion M community and culture, building infrastructure to support the community, marketing for principal operations and establishing Legion M as a credible player in the industry. The Company is dependent upon additional capital resources and is subject to significant risks and uncertainties; including failing to secure additional funding.

NOTE 2: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company is a business that is in early growth phase and therefore has just started generating early revenues from principal operations. Consistent with this early phase, the Company has no profit since inception, and has sustained net losses of $1,922,699 and $1,272,622 for the periods ended December 31, 2017 and 2016, respectively. As of December 31, 2017, the Company has current assets that exceed current liabilities by $742,627 which should fund at least six more months of operations. Furthermore, the Company has expected near-term revenue from various projects. However, the Company’s ability to continue as a going concern for the next twelve months is dependent upon its plan to raise more capital from investors. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.   The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less. As of December 31, 2017 and 2016 the cash balance exceeded the FDIC insured limits by $361,755 and $388,191 respectively.

See Independent Auditor’s Report

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016, for the year ended December 31, 2017, and period from March 4, 2016 (inception) to December 31, 2016

Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions.  During the year ended December 31, 2017, an account receivable was determined to be uncollectable and a bad debt loss of $198,000 was recorded. As of December 31, 2017 and 2016, no associated allowances for doubtful accounts were established.

Other Receivable

Other receivable are primarily due from payment processors and gateways (e.g. Paypal, Stripe, Wefunder).

Inventory

Inventories are comprised of merchandise (t-shirts, lapel pins, hats, etc.) that are used for marketing and/or for sale in the Legion M store (www.legionm.com/store). Inventories are stated at the lower of cost or market value. Cost is determined using the average costing method. Inventory balances as of December 31, 2017 and 2016 were $11,471 and $8,432, respectively.

Production Investments

The Company has cost investments in productions. The fair value of these investments is dependent on the performance of the investee productions as well as volatility inherent in the external markets for these investments. In assessing the potential impairment of these investments, we consider these factors as well as the forecasted financial performance of the investees and market values, where available. If these forecasts are not met or market values indicate an other-than-temporary decline in value, impairment charges may be required.

Filmed Entertainment and Production Costs

In accordance with ASC 926, “Entertainment—Films” (“ASC 926”), Filmed Entertainment costs include capitalized production costs, development costs, overhead and capitalized interest costs, net of any amounts received from outside investors. These costs, as well as participations, are recognized as operating expenses for each individual production based on the ratio that the current period’s gross revenues for such production bear to management’s estimate of its total remaining ultimate gross revenues. Marketing, distribution and general and administrative costs are expensed as incurred. The Company has set a minimum threshold of $10,000 before capitalizing the costs. Management bases its estimates of ultimate revenue for each production on a variety of factors, including: historical performance of similar productions, market research and the existence of future firm commitments. Management regularly reviews, and revises when necessary, its total revenue estimates on a title-by-title basis, which may result in a change in the rate of amortization and/or a write-down of the asset to fair value amount. Costs for productions not produced are written-off at the time the decision is made not to develop the story or after three years.

Production costs are stated at the lower of unamortized cost or estimated fair value on a production basis. Revenue forecasts for productions are continually reviewed by management and revised when warranted by changing conditions. Results of operations in future years are dependent upon the amortization of production costs and may be significantly affected by periodic adjustments in amortization rates.  As a result, the Company' financial results fluctuate from period to period.

If estimates of ultimate revenues change with respect to a production, causing reductions in fair values, we may be required to write down all or a portion of the related unamortized costs of the production to its estimated fair value.  No assurance can be given that unfavorable changes to revenue and cost estimates will not occur, which may result in significant write-downs affecting our results of operations and financial condition.

See Independent Auditor’s Report

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016, for the year ended December 31, 2017, and period from March 4, 2016 (inception) to December 31, 2016

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000 Property and equipment is stated at cost. The cost of additions and substantial improvements to property and equipment is capitalized. The cost of maintenance and repairs of property and equipment is charged to operating expenses. Property and equipment is depreciated using straight-line methods over their estimated economic lives. Property and equipment is reviewed for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. No assets were impaired as of December 31, 2017 and 2016. Property and equipment additions totaled $1,215 and $42,551 for the periods ended December 31, 2017 and 2016, respectively. Depreciation expense totaled $9,344 and $6,003 for the year ended December 31, 2017 and the period from March 4, 2016 (inception) to December 31, 2016, respectively.

	As of	As of
	December 31, 2017	December 31, 2016
Original Cost	$43,766	$42,551
Accumulated Depreciation	15,347	6,003
Book Value	$28,419	$36,548

Fair Value of Financial Instruments

The Company discloses fair value information about financial instruments based upon certain market assumptions and pertinent information available to management. Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet approximate fair value.

Concentrations of Credit Risks

The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash. The Company will place its cash and cash equivalents with financial institutions of high credit worthiness. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

See Independent Auditor’s Report

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016, for the year ended December 31, 2017, and period from March 4, 2016 (inception) to December 31, 2016

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured.

Revenue totaled $415,372 and $23,096 for the periods ended December 31, 2017 and 2016, respectively. While revenue for the period ended December 31, 2017 included revenue from sponsorships, event tickets, and branded merchandise retail sales, revenue for the period ended December 31, 2016 was primarily merchandise sales.

 Stock-Based Compensation

The Company measures employee stock-based awards at grant-date fair value and recognizes employee compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock option awards and warrants. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The expected life of stock options was estimated using the “simplified method,” which is the midpoint between the vesting start date and the end of the contractual term, as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.  The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has determined that there are no material uncertain tax positions.

See Independent Auditor’s Report

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016, for the year ended December 31, 2017, and period from March 4, 2016 (inception) to December 31, 2016

The Company files income tax returns in the United States and is subject to income tax examinations for its U.S. federal income taxes for the preceding three years and, in general, is subject to state and local income tax examinations for the preceding three years, though given the Company’s 2016 inception only Tax returns for 2016 have been filed. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. As of December 31, 2017 and 2016, the Company had total taxable net operating loss carryforwards of approximately $2,694,211 and $997,718, respectively. The Company pays Federal and California income taxes at rates of approximately 34% and 8.8%, respectively, and has used an effective blended rate of 39.8% to derive a net tax asset as of December 31, 2017 and 2016 of approximately $1,292,838 and $480,845, respectively. The Company cannot presently anticipate the realization of a tax benefit on its net operating loss carryforward. Accordingly, the Company recorded a full valuation allowance against its deferred tax assets as of December 31, 2017 and 2016. Deferred tax assets and liabilities resulted from net operating losses, depreciation/amortization, organizational costs, deferred revenue and stock-based compensation.

The following table reconciles the statutory income tax rates to actual rates based on income or loss before income taxes as of December 31, 2017 and 2016.

	As of December 31, 2017	As of December 31, 2016
Federal income tax rate	34.00%	34.00%
State income tax rate, net of federal benefit	5.80%	5.80%
Valuation allowance	-39.8%	-39.8%
Effective tax rate	0%	0%

	As of December 31, 2017	As of December 31, 2016
Deferred tax assets:
Stock based compensation	$183,001	$47,245
Organizational costs	32,480	36,508
Deferred revenue	4,134	-
Net operating loss carryforward	1,073,223	397,092
Net deferred tax assets	1,292,838	480,845
Less: Valuation allowance	(1,292,838)	(480,845)
Net deferred tax asset	$-	$-

See Independent Auditor’s Report

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016, for the year ended December 31, 2017, and period from March 4, 2016 (inception) to December 31, 2016

In December 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted into law and the new legislation contains several key tax provisions that affected the Company, including a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. The Company is required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, remeasuring deferred tax assets and liabilities, as well as reassessing the net realizability of our deferred tax assets and liabilities. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation are expected over the next 12 months, we consider the accounting of the transition tax, deferred tax re-measurements, and other items to be incomplete due to the forthcoming guidance and our ongoing analysis of final year-end data and tax positions. We expect to complete our analysis within the measurement period in accordance with SAB 118.

The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the periods ended December 31, 2017 and 2016, the Company recognized no interest or penalties.

Net Earnings or Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net earnings or loss per share if their inclusion would be anti-dilutive.

	As of	As of
	December 31, 2017	December 31, 2016
Warrants	32,000	27,000
Options	279,242	219,772
Total dilutive securities	311,242	246,772

As all potentially dilutive securities are anti-dilutive as of December 31, 2017 and 2016, diluted net loss per share is the same as basic net loss per share for each year.

NOTE 4: CONVERTIBLE NOTES PAYABLE

The Company issued convertible notes payable between March 31, 2016 and August 14, 2016 with aggregate principal amounts of $494,299. The majority of the notes accrued simple interest at 5% per annum through the maturity date. The notes were set to mature on April 1, 2018, at which time, and any time thereafter, principal and accrued interest are payable at the Company’s election or on demand by the note holder. The notes were a general unsecured obligation of the Company. Interest accrued during the inception period on one of the notes was included in the principal amount of the note and the associated expense was recorded by the Company as interest expense for the period the note was held in the name of the related party. Prior to this convertible note being issued, the note holder made a loan to a related party to fund development activities, as discussed in Note 7. On March 31, 2016 this convertible note was issued directly with the Company replacing the previous note to the related party and was recorded as a convertible note on the Company’s balance sheet.

On August 14, 2016, the date of closing of the Regulation Crowdfunding offering, all convertible notes, inclusive of accrued and unpaid interest totaling $501,281 in aggregate, were converted to 97,648 shares of Class B Common Stock. Of those, 10,860 were converted at $7.00 per share and 86,788 were converted at $4.90 per share, representing a 30% discount. The discount from the intrinsic value of the convertible notes’ beneficial conversion features totaling $182,255 was recognized to interest expense and additional paid-in capital on the conversion date as the conversion was simultaneous with resolution of the contingent event triggering convertibility. As of December 31, 2017 and 2016, there are no convertible notes payable or related accrued interest payable outstanding.

See Independent Auditor’s Report

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016, for the year ended December 31, 2017, and period from March 4, 2016 (inception) to December 31, 2016

NOTE 5: STOCKHOLDERS’ EQUITY

On April 12, 2016, the Company’s Board of Directors approved amended and restated articles of incorporation. The amended and restated articles of incorporation increased the authorized stock from 10,000,000 shares of common stock with a par value of $0.0001 to 20,000,000 shares of common stock with a par value of $0.0001, and authorized the creation of two classes of common stock, “Class A Common Stock” and “Class B Common Stock,” with 17,000,000 shares of the authorized common stock designated as Class A Common Stock and 3,000,000 shares of the common stock designated as Class B Common Stock. The amended and restated articles of incorporation reclassify each outstanding share of common stock as of the effective date to one share of Class B Common Stock. The Class B Common Stock contains a voting rights preference of 10 votes per share and is convertible into Class A Common Stock at the option of the holder.

During the period from March 4, 2016 (inception) to December 31, 2016, 1,546,040 shares of Class B Common Stock were issued at prices ranging from $0.0001 to $0.001 per share, yielding proceeds of $1,501. This amount was recorded as an expense for services rendered by the stockholders.

These shares of Class B Common Stock are subject to vesting over periods from immediate to 48 months with vesting contingent upon continued service with the Company. The Company considered its negative book value and limited operating activity as of these share issuances and determined the issuance prices approximated the fair value of the shares issued. As of December 31, 2017 and 2016, 981,258 and 584,104 of these outstanding Class B Common Stock have vested, respectively. As of December 31, 2017 and 2016, these unvested shares vest over a weighted average period of 1.8 years and 2.7 years, respectively.

Additionally, as discussed in Note 4, the Company converted $501,281 of convertible notes and related interest outstanding to 97,648 shares of Class B Common Stock. All of the shares vested immediately upon conversion.

In September 2016, the Company completed an equity offering through Regulation Crowdfunding and raised gross proceeds of $999,999 for the issuance of 142,857 shares of Class A Common Stock. The offering price for this offering was $7.00 per share.

During the period from March 4, 2016 (inception) to December 31, 2016, The Company completed equity investments outside of the crowdfunding campaign providing proceeds of $193,522 for the issuance of 27,646 shares of Class A Common Stock. The offering price for this offering was $7.00 per share.

The Company had a Regulation Crowdfunding and a Regulation A Funding round open during the year ended December 31, 2017 and during that period investors were able to purchase shares of Class A Common Stock. The share price for these offerings was $7.47 per share.  During the year ended December 31, 2017, 272,870 shares were sold generating $2,038,339.

The Company received partial gross proceeds disbursement of funds committed from these equity offerings during the year ended December 31, 2017 of $1,963,648. As part of the normal process of investors purchasing stock, those purchases are held in escrow by Wefunder, the Company’s funding portal.  At the end of each month, there is a balance of funds held by Wefunder for future distribution to the Company.  The escrow balance as of December 31, 2017 and 2016, was $74,691 and $0, respectively.

As of December 31, 2017 and 2016, the Company had 447,818 and 170,503 of Class A Common Stock and 1,639,243 and 1,643,688 of Class B Common Stock issued and outstanding, all respectively.

See Independent Auditor’s Report

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016, for the year ended December 31, 2017, and period from March 4, 2016 (inception) to December 31, 2016

NOTE 6: SHARE-BASED PAYMENTS

Stock Plan

On April 12, 2016, the Company adopted its 2016 Equity Incentive Plan (the “Plan”). The Plan authorizes options to purchase up to 253,960 shares of Class B Common Stock. On November 3, 2016, the Company amended its 2016 Equity Incentive Plan to authorize an additional 500,000 options to purchase Class B Common Stock. As of December 31, 2017 and 2016, there were 474,718 and 534,188 options available for issuance, respectively.

As of December 31, 2017 and 2016, the Company had issued and outstanding 279,242 and 219,772 options to purchase Class B Common Stock under the Plan, respectively.

	April	October	June	August	October	November	Weighted
Grant date	2016	2016	2017	2017	2017	2017	Average
Options granted	59,000	160,772	24,800	19,670	12,000	3,000	279,242
Options forfeited or exercised	0	0	0	0	0	0	0
Weighted average vesting(months)	70	40	22	59	24	20	45
Weighted average exercise price	$0.01	$7.00	$7.47	$7.47	$7.47	$7.47	$5.62

These options vest over different schedules with some vesting immediately and others vesting over periods from 1 to 10 years. The options expire 10 years after the date of grant. As of December 31, 2017, 101,607 of the outstanding options had vested with a weighted average exercise price of $5.22. As of December 31, 2016, 22,666 of the outstanding options had vested with a weighted average exercise price of $3.61. The remaining outstanding options will vest over a weighted average period of 40 months.

The assumptions utilized for valuing stock-based grants for compensation and marketing expense during the years ended December 31, 2017 are as follows:

	April	October	June	August	October	November	Weighted
Grant date	2016	2016	2017	2017	2017	2017	Average
Risk free interest rate	1.22%	1.24%	1.77%	1.77%	1.91%	2.04%	1.36%
Expected dividend yield	0%	0%	0%	0%	0%	0%	0%
Expected volatility	0.6	0.6	0.6	0.6	0.6	0.6	0.6
Expected life (years)	5.00	5.00	5.00	5.00	5.00	5.00	5.00
Fair value at grant date	$6.99	$3.59	$3.88	$3.88	$3.90	$3.91	$4.37

The Company recognizes stock-based compensation on a straight-line basis over the options’ vesting periods. Based on the issue dates, the per share value and the vesting period, the Company determined total stock-based compensation and additional paid-in capital to be to be $340,698 and $118,706 for the periods ending December 31, 2017 and 2016, respectively.

Unrecognized share-based compensation expense was $761,251 and $870,875 as of December 31, 2017 and 2016, respectively. This unrecognized compensation expense expected to be recognized over a weighted-average period of approximately 40 months and 44 months as of December 31, 2017 and 2016, respectively.

The maximum term for stock options granted under the Plan may not exceed ten years from the date of grant. As of December 31, 2017 and 2016, the issued and outstanding options have a weighted-average remaining life of 8.93 and 9.67 years, respectively.

See Independent Auditor’s Report

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016, for the year ended December 31, 2017, and period from March 4, 2016 (inception) to December 31, 2016

Warrants

In June 2017, the Company issued 5,000 warrants to purchase Class B shares of common stock. The shares available under this warrant vested immediately on issuance. The stock purchase warrants expire at the earliest of: ten years after their date of issuance (2027), any change in control, or an initial public offering. The exercise price for the common stock warrants is $7.47 per share. The number of shares or exercise price will be adjusted in the event of any stock dividend, stock splits or recapitalization of the Company. The Company determined the fair value of these warrants under a Black-Scholes calculation to be $19,400 and recorded that value as an adjustment to additional paid-in capital and as an investment in a project. The assumptions and inputs for the Black-Scholes calculation for the warrants are the same terms as used for valuing the options issued on June 9, 2017.

In April 2016, the Company issued 27,000 warrants to purchase Class B shares of common stock. The shares available under this warrant vest pro-rata over two years on a monthly basis (1/24 vest per month). The stock purchase warrants expire at the earliest of: ten years after their date of issuance (2026), any change in control, or an initial public offering. The exercise price for the common stock warrants is $0.01 per share. The number of shares or exercise price will be adjusted in the event of any stock dividend, stock splits or recapitalization of the Company. As of December 31, 2017 and 2016, 22,500 and 9,000 warrants had vested, respectively. The Company determined the fair value of these warrants under a Black-Scholes calculation to be $94,377 and $62,920 as of December 31, 2017 and 2016, respectively. Those values were recorded as an adjustment to additional paid-in capital and as marketing expense. The assumptions and inputs for the Black-Scholes calculation for the warrants are the same terms as used for valuing the options issued on April 12, 2016.

As of December 31, 2017 and 2016, there was $31,460 and $125,831 of unrecognized share-based compensation expense, respectively. As of December 31, 2017 and 2016, this unrecognized compensation expense was expected to be recognized over a weighted-average period of approximately 4 months and 16 months, respectively.

	April 12,	June 9,	Weighted
Grant date	2016	2017	Average
Warrants granted	27,000	0	27,000
Life (months)	24	0	24
Per share value	$6.99	$-	$6.99
Vested in 2016	9,000	0	9,000
2016 expense	$62,920	$-	$62,920

Warrants granted	0	5,000	5,000
Life (months)	24	1	20
Per share value	$6.99	$3.88	$6.50
Vested in 2017	13,500	5,000	18,500
2017 expense	$94,379	$19,400	$113,779

NOTE 7: RELATED PARTIES

Prior to the Company’s formation, development activities commenced and certain startup expenses were incurred. The expenses were paid out of a bank account controlled by a third party related to the Company via mutual ownership by one of the Company’s shareholders. All such expenses were allocated under the specific identification method as the Company has not yet commenced substantial operations to warrant the allocation of any common expenses. The Company did not share any expenses with the related party and management asserts that the allocation methodology used is reasonable and reflects management’s estimate of what the expenses would have been on a stand-alone basis. The expenses were funded by a loan from an investor directly to the related party. On March 31, 2016, a new convertible note was issued directly with the Company replacing the previous note to the related party and was recorded as a convertible note on the Company’s balance sheet, as discussed in Note 4. These transactions have been recorded on the Company’s balance sheet and statement of operations for the periods presented.

See Independent Auditor’s Report

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016, for the year ended December 31, 2017, and period from March 4, 2016 (inception) to December 31, 2016

In May 2016, the Company purchased a vehicle from a related party company for $33,000 with the purchase price financed by the related party, payable in 12 equal monthly installments with an interest rate of 4.0%. As of December 31, 2017 and 2016, the outstanding balance of the loan was $0 and $8,374, respectively. The Company also issued a note payable to this related party company during the period ended December 31, 2016 which has since been repaid.

NOTE 8: RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, "Revenue from Contracts with Customers" (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services.

In August 2015, the FASB issued ASU 2015-14, "Revenue from Contracts with Customers", which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures, including but not limited to a review of accounting policies, internal controls and processes. We adopted the new standard effective January 1, 2018.

In June 2014, the FASB issued Accounting Standards Update No. 2014-12, “Compensation - Stock Compensation (Topic 718): Accounting for Share-Based Payments when the terms of an award provide that a performance target could be achieved after the requisite service period,” (“ASU 2014-12”). Current U.S. GAAP does not contain explicit guidance on whether to treat a performance target that could be achieved after the requisite service period as a performance condition that affects vesting or as a non-vesting condition that affects the grant-date fair value of an award. The new guidance requires that a performance target that affects vesting and that could be achieved after the requisite service period is treated as a performance condition. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. The updated guidance will be effective for annual reporting periods beginning after December 15, 2015, including interim periods within that reporting period. The adoption of this ASU did not have any impact on the Company's consolidated financial position, liquidity, or results of operations.

In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows" (Topic 230). This ASU is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. This ASU is effective for financial statements issued for fiscal years beginning after December 15, 2017. We do not believe the adoption of ASU 2016-15 will have a material impact on our financial position, results of operations or cash flows.

In November 2015, the FASB issued ASU No.2015-17, “Balance Sheet Classification of Deferred Taxes”. The new guidance eliminates the requirement to separate deferred income tax liabilities and assets into current and noncurrent amounts. The amendments will require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The updated guidance is effective for fiscal years beginning after December 15, 2016, including interim periods within those annual periods. This ASU is not expected to have an impact on the Company’s financial results.

See Independent Auditor’s Report

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016, for the year ended December 31, 2017, and period from March 4, 2016 (inception) to December 31, 2016

In November 2016, the FASB issued guidance that requires restricted cash to be presented with cash and cash equivalents in the statement of cash flows. The Company adopted the new guidance in fiscal 2017. No restatements are required for any prior period.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 9: SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated subsequent events through May 2, 2018, the date the financial statements were available to be issued. Since December 31, 2017, the Company has received cash disbursements of $79,622 from Regulation A and Regulation Crowdfunding escrow holdings for 10,128 shares sold and issued during the year ended December 31, 2017 and 661 shares sold during the year ended December 31, 2017 but not issued until 2018. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

Next Step Financing Offering

As of May 2018, Legion M is preparing for new a round of equity crowdfunding under the JOBS Act. We expect that many successive rounds of funding will be needed to achieve the Company’s long-term goals.

See Independent Auditor’s Report

PART III

INDEX TO EXHIBITS

2.1	Amended and Restated Certificate of Incorporation
2.2	Bylaws
4.	Form of Subscription Agreement
6.1	Employment Agreement (Paul Scanlan)
6.2	Employment Agreement (Jeff Annison)
6.3	Employment Agreement (Terri Lubaroff)
6.4	2016 Equity Incentive Plan
6.5	Loan Agreement with Underground Labs
8.	Escrow Agent Agreement
11.	Consent of Artesian LLP
12.	Attorney opinion on legality of the offering
13.	“Test the waters” materials

18

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 31, 2018.

Legion M Entertainment, Inc.

/s/ Paul Scanlan
By Paul Scanlan, Co-Founder, Chief Executive Officer, Chief Financial Officer and Treasurer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Paul Scanlan
Paul Scanlan, Chief Executive Officer, Chief Financial Officer, Treasurer and Director
Date: July 31, 2018

/s/ Jeff Annison
Jeff Annison, President and Director
Date: July 31, 2018

/s/ Terri Lubaroff
Terri Lubaroff, Director
Date: July 31, 2018

19